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                          LOAN AND SECURITY AGREEMENT

                                 by and between

                               WESTWOOD ONE, INC.
                        AND VARIOUS OF ITS SUBSIDIARIES

                                      and

                          FOOTHILL CAPITAL CORPORATION

                         Dated as of November 15, 1993




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                                EXHIBIT 10.11

                               TABLE OF CONTENTS

1.     DEFINITIONS AND CONSTRUCTION................................    1
       1.1    Definitions..........................................    1
       1.2    Accounting Terms.....................................   16
       1.3    Code.................................................   16
       1.4    Construction.........................................   16
       1.5    Schedules and Exhibits...............................   17

2.     LOAN AND TERMS OF PAYMENT...................................   17
       2.1    Revolving Advances...................................   17
       2.2    Term Loan A..........................................   18
       2.3    Term Loan B..........................................   18
       2.4    Mandatory Prepayments................................   18
       2.5    Overadvances.........................................   19
       2.6    Interest: Rates, Payments, and Calculations..........   19
       2.7    Crediting Payments; Application of Collections.......   20
       2.8    Statements of Obligations............................   21
       2.9    Fees.................................................   21

3.     CONDITIONS; TERM OF AGREEMENT...............................   22
       3.1    Conditions Precedent to Initial Advance, Term Loan
              A, and Term Loan B...................................   22
       3.2    Conditions Precedent to All Advances.................   24
       3.3    Term; Automatic Renewal..............................   24
       3.4    Effect of Termination................................   25
       3.5    Prepayment of Term Loan A; Prepayment of Term Loan B;
              Early Termination by Borrower........................   25
       3.6    Termination Upon Event of Default....................   26

4.     CREATION OF SECURITY INTEREST...............................   26
       4.1    Grant of Security Interest...........................   26
       4.2    Negotiable Collateral................................   26
       4.3    Collection of Accounts, General Intangibles,
              Negotiable Collateral................................   26
       4.4    Delivery of Additional Documentation Required........   27
       4.5    Power of Attorney....................................   27
       4.6    Right to Inspect.....................................   28

5.      REPRESENTATIONS AND WARRANTIES.............................  28
        5.1    No Prior Encumbrances...............................  28
        5.2    Eligible Accounts...................................  28
        5.3    [Intentionally  Omitted]............................  29
        5.4    Location of Inventory and Equipment.................  29
        5.5    [Intentionally  Omitted]............................  29
        5.6    Location of Chief Executive Office; FEINs...........  29
        5.7    Due Organization and Qualification..................  29
        5.8    Due Authorization; No Conflict......................  29
        5.9    Litigation..........................................  30
        5.10   No Material Adverse Change in Financial Condition...  30
        5.11   Solvency............................................  30
        5.12   Employee Benefits...................................  30
        5.13   Environmental Condition.............................  31
        5.14   Subsidiaries........................................  31
        5.15   Reliance by Foothill; Cumulative....................  32

6.      AFFIRMATIVE COVENANTS......................................  32
        6.1    Accounting System...................................  32
        6.2    Collateral Reports..................................  32
        6.3    Schedules of Accounts...............................  32
        6.4    Financial Statements, Reports, Certificates.........  33
        6.5    Tax Returns.........................................  34
        6.6    [Intentionally  Omitted]............................  34
        6.7    [Intentionally  Omitted]............................  34
        6.8    Returns or Disputes.................................  34
        6.9    Title to Equipment..................................  34
        6.10   Maintenance of Equipment............................  35
        6.11   Taxes...............................................  35
        6.12   Insurance...........................................  35
        6.13   Financial Covenants.................................  36
        6.14   No Setoffs or Counterclaims.........................  36
        6.15   Location of Inventory and Equipment.................  36
        6.16   Compliance with Laws................................  37
        6.17   Employee Benefits...................................  37

7.      NEGATIVE COVENANTS.........................................  38
        7.1    Indebtedness........................................  38
        7.2    Liens...............................................  38
        7.3    Restrictions on Fundamental Changes.................  39
        7.4    Extraordinary Transactions and Disposal of Assets...  39
        7.5    Change Name.........................................  39

        7.6    Guarantee........................................  39
        7.7    Restructure......................................  39
        7.8    Prepayments......................................  39
        7.9    Change of Control................................  39
        7.10   Capital Expenditures.............................  40
        7.11   Consignments.....................................  40
        7.12   Distributions....................................  40
        7.13   Accounting Methods...............................  40
        7.14   Investments......................................  40
        7.15   Transactions with Affiliates.....................  40
        7.16   Suspension.......................................  41
        7.17   Compensation.....................................  41
        7.18   Use of Proceeds..................................  41
        7.20   Amendments or Waivers of Certain Documents.......  41
        7.21   Subordinated Debt................................  42

8.      EVENTS OF DEFAULT.......................................  42

9.      FOOTHILL'S RIGHTS AND REMEDIES..........................  44
        9.1    Rights and Remedies..............................  44
        9.2    Remedies Cumulative..............................  46

10.     TAXES AND EXPENSES REGARDING THE COLLATERAL.............  47

11.     WAIVERS; INDEMNIFICATION................................  47
        11.1   Demand; Protest; etc.............................  47
        11.2   Foothill's Liability for Inventory or Equipment..  47
        11.3   Indemnification..................................  48
        11.4   Suretyship Waivers and Consents..................  48

12.     NOTICES.................................................  51

13.     CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER..............  52

14.     DESTRUCTION OF BORROWER'S DOCUMENTS.....................  53

15.     GENERAL PROVISIONS......................................  53
        15.1   Effectiveness....................................  53
        15.2   Successors and Assigns...........................  53
        15.3   Section Headings.................................  54
        15.4   Interpretation...................................  54
        15.5   Severability of Provisions.......................  54

        15.6   Amendments in Writing.......................     54
        15.7   Counterparts; Telefacsimile Execution.......     54
        15.8   Revival and Reinstatement of Obligations....     54
        15.9   Integration.................................     55


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

SCHEDULES

Schedule P-1              Permitted Liens
Schedule 5.6              FEINs
Schedule 5.9              Litigation
Schedule 5.13             Environmental Condition
Schedule 6.15             Location of Inventory and Equipment

EXHIBITS

Exhibit C-1               Copyright Security Agreement
Exhibit S-3               Stock Pledge Agreement
Exhibit T-1               Trademark Security Agreement

                          LOAN AND SECURITY AGREEMENT


     This LOAN AND SECURITY AGREEMENT, is entered into as of November 15, 1993, between FOOTHILL CAPITAL CORPORATION, a California corporation ("Foothill"), with a place of business located at 11111 Santa Monica Boulevard, Suite 1500, Los Angeles, California 90025-3333, on the one hand, and, on the other hand, WESTWOOD ONE, INC., a Delaware corporation ("Westwood One"), with its chief executive office located at 8966 Washington Boulevard, Culver City, California 90232, WESTWOOD ONE RADIO, INC., a California corporation ("Westwood Radio"), with its chief executive office located at 8966 Washington Boulevard, Culver City, California 90232, MUTUAL BROADCASTING SYSTEM, INC., a Delaware corporation ("Mutual Broadcasting"), with its chief executive office located at 1755 Jefferson Davis Highway, Arlington, Virginia 22202, WESTWOOD NATIONAL RADIO CORPORATION, INC., a Delaware corporation ("Westwood National Radio"), with its chief executive office located at 1755 Jefferson Davis Highway, Arlington, Virginia 22202, NATIONAL RADIO NETWORK, INC., A Delaware corporation ("National Radio Network"), with its chief executive office located at 1755 Jefferson Davis Highway, Arlington, Virginia 22202, THE SOURCE, INC., A Delaware corporation ("Source"), with its chief executive office located at 1755 Jefferson Davis Highway, Arlington, Virginia 22202, TALKNET, INC., a Delaware corporation ("Talknet"), with its chief executive office located at 1755 Jefferson Davis Highway, Arlington, Virginia 22202, KM RECORDS, INC., a California corporation ("KM Records"), with its chief executive office located at 2980 North Ontario Street, Burbank, California 91504, WESTWOOD ONE SATELLITE SYSTEMS, INC., a Delaware corporation ("Satellite Systems"), with its chief executive office located at 8966 Washington Boulevard, Culver City, California 90232, WESTWOOD ONE STATIONS GROUP, INC., a Delaware corporation ("Stations Group"), with its chief executive office located at 8966 Washington Boulevard, Culver City, California 90232, WESTWOOD ONE STATIONS-LA, INC., A Delaware corporation ("Stations-LA"), with its chief executive office located at 8966 Washington Boulevard, Culver City, California 90232, and WESTWOOD ONE STATIONS-NYC , INC., a Delaware corporation (" Stations-NYC "), with its chief executive office located at 8966 Washington Boulevard, Culver City, California 90232.

         The parties agree as follows:

         1.      DEFINITIONS AND CONSTRUCTION.

                 1.1      Definitions.  As used in this Agreement, the
                   following terms shall have the following definitions:

                 "Account Debtor" means any Person who is or who may become obligated under, with respect to, or on account of an Account. For purposes of this Agreement, rights to payment of money arising out of the sale of programming shall be deemed an Account.

                 "Accounts" means all currently existing and hereafter arising accounts, contract rights, and all other forms of obligations owing to Borrower arising out of the sale or lease of goods or the rendition of services by Borrower, irrespective of whether earned by performance, and any and all credit insurance, guaranties, or security therefor.

                 "Adjusted Tangible Net Worth" means, as of the date any determination thereof is to be made, the difference of (a)(i) Borrower's total stockholder's equity, plus (ii) the outstanding principal balance of the Existing Subordinated Debt, minus (b)(i) all intangible assets of Borrower,
(ii) all of Borrower's prepaid expenses, and (iii) all amounts due to Borrower from Affiliates, calculated on a consolidated basis.

                 "Affiliate" means, as applied to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, "control" as applied to any Person means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities, by contract, or otherwise; provided, however, that, in any event: (a) any Person which owns directly or indirectly five percent (5%) or more of the securities having ordinary voting power for the election of directors or other members of the governing body of a Person or five percent (5%) or more of the partnership or other ownership interests of a Person (other than as a limited partner of such Person) shall be deemed to control such Person; (b) each director or officer of a Person shall be deemed to be an Affiliate of such Person; and (c) each partnership or joint venture in which a Person is a partner or joint venturer shall be deemed to be an Affiliate of such Person.

                 "Agreement" means this Loan and Security Agreement and any extensions, riders, supplements, notes, amendments, or modifications to or in connection with this Loan and Security Agreement.

                 "Asset Disposition" means any direct or indirect sale, conveyance, transfer, lease or other disposition to any Person (other than a Debtor) in one transaction or a series of related transactions, of any capital stock or other interests (including partnership interests) of Westwood One or any of its Subsidiaries (other than directors' qualifying shares) or any other property or asset of Westwood One or any of its Subsidiaries (each referred to for purposes of this definition as a "disposition"), including any disposition by means of a merger, consolidation, or similar transaction.

                 "Authorized Officer" means any officer of Borrower.

                 "Average Unused Portion of Maximum Revolving Credit Amount" means (a) the Maximum Revolving Credit Amount; less (b) the average Daily Balance of advances made by Foothill under Section 2.1 that were outstanding during the immediately preceding month.

                 "Bailee Agreements" means Bailee Agreements, in form and substance satisfactory to Foothill, between Foothill and First American Record Management and Iron Mountain Records Management (the "Bailees") whereby the Bailees acknowledge that Foothill has a security interest in the Inventory or Equipment of Borrower, as applicable, located on the premises of the Bailees and whereby the Bailees disclaim any lien, security interest, or other interest of any sort whatsoever in and to such Inventory or Equipment of Borrower.

                 "Bankruptcy Code" means the United States Bankruptcy Code (11 U.S.C. Section 101 et seq.), as amended, and any successor statute.

                 "Borrower" means Westwood One, Westwood Radio, Mutual Broadcasting, Westwood National Radio, Source, Talknet, KM Records, Satellite Systems, National Radio Network, Stations Group, Stations-LA, and Stations-NYC, individually and collectively, and jointly and severally.

                 "Borrower's Books" means all of Borrower's financial books and records including: ledgers; records indicating, summarizing, or evidencing Borrower's assets (including the Collateral) or liabilities; all information relating to Borrower's business operations or financial condition; and all computer programs, disc or tape files, printouts, runs, or other computer prepared information, and the equipment containing such information.

                 "Borrowing Base" has the meaning set forth in Section 2.1.

                 "Business Day" means any day which is not a Saturday, Sunday, or other day on which national banks are authorized or required to close.

                 "California Real Property" means those parcels of real property, and the related improvements thereto, located at (a) 9540 Washington Boulevard, Culver City, California, (b) 8966 Washington
Boulevard, Culver City, California, (c) 8960 Washington Boulevard, Culver City, California, (d) 8944 Lindblade Street, Culver City, California, and (e) the parking lot parcels.

                 "Change of Control" shall be deemed to have occurred at such time as a "person" or "group" (within the meaning of Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934) becomes the "beneficial owner" (as defined in Rule 13d-3 under the Securities Exchange Act of 1934), directly or indirectly, of more than 25% of the total voting power of all classes of stock then outstanding of Borrower normally entitled to vote in the election of directors.

                 "Closing Date" means the date of the making of the initial advance, Term Loan A, or Term Loan B hereunder.

                 "Code" means the California Uniform Commercial Code.

                 "Collateral" means each of the following: the Accounts; Borrower's Books; the Equipment; the General Intangibles; the Inventory; the Negotiable Collateral; any money, or other assets of Borrower which hereafter come into the possession, custody, or control of Foothill; and the proceeds and products, whether tangible or intangible, of any of the foregoing including proceeds of insurance covering any or all of the Collateral, and any and all Accounts, Borrower's Books, Equipment, General Intangibles, Inventory., Negotiable Collateral, money, deposit accounts, or other tangible or intangible property resulting from the sale, exchange, collection, or other disposition of any of the foregoing, or any portion thereof or interest therein, and the proceeds thereof.

                 "Consolidated Current Assets" means, as of any date of determination, the aggregate amount of all current assets of Westwood One and the other Debtors calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current assets.

                 "Consolidated Current Liabilities" means as of any date of determination the aggregate amount of all current liabilities of Westwood One and the other Debtors, calculated on a consolidated basis that would, in accordance with GAAP, be classified on a balance sheet as current liabilities. For purposes of this definition, all advances outstanding under this Agreement shall be deemed to be current liabilities without regard to whether they would be deemed to be so under GAAP.

                 "Copyright Security Agreement" means a Copyright Security Agreement, substantially in the form of Exhibit C-1 attached hereto, dated as of the Closing Date, between Borrower and Foothill pursuant to which Borrower grants to Foothill a first priority security interest in all of its copyrights and related property interests, whether now owned or hereafter acquired, to secure the Obligations.

                 "Daily Balance" means the amount of an Obligation owed at the end of a given day.

                 "Debtor" means any one of Westwood One, Westwood Radio, Mutual Broadcasting, Westwood National Radio, Source, Talknet, KM Records, Satellite Systems, National Radio Network, Stations Group, Stations-LA, and Stations-NYC.

                 "Early Termination Premium" has the meaning set forth in
Section 3.5.

                 "Eligible Accounts" means those Accounts created by Borrower in the ordinary course of business that arise out of Borrower's sale of goods or rendition of services, that strictly comply with all of Borrower's representations and warranties to Foothill, and that are and at all times shall continue to be acceptable to Foothill in all respects; provided, however, that standards of eligibility may be fixed and revised from time to time by Foothill in Foothill's reasonable credit judgment. Eligible Accounts shall not include the following:

                          (a)     Accounts as to which the Account Debtor has
failed to pay within ninety (90) days of invoice date;

                          (b)    Accounts with selling terms of more than
thirty (30) days;

                          (c)     Accounts with respect to which the Account
Debtor is an officer, employee, Affiliate, or agent of Borrower;

                          (d)     Accounts with respect to which goods are
placed on consignment, guaranteed sale, sale or return, sale on approval, bill and hold, or other terms by reason of which the payment by the Account Debtor may be conditional;

                          (e)     Accounts with respect to which the Account
Debtor is not a resident of the United States, and which are not either (1) covered by credit insurance in form and amount, and by an insurer, satisfactory to Foothill, or (2) supported by one or more letters of credit that are assignable by their terms and have been delivered to Foothill in an amount, of a tenor, and issued by a financial institution, acceptable to Foothill;

                          (f)     Accounts with respect to which the Account
Debtor is the United States or any department, agency, or instrumentality of the United States;

                          (g)     Accounts with respect to which Borrower is or
may become liable to the Account Debtor for goods sold or services rendered by the Account Debtor to Borrower;

                          (h)     Accounts with respect to an Account Debtor
whose total obligations owing to Borrower exceed fifteen percent (15%) of all Eligible Accounts, to the extent of the obligations owing by such Account Debtor in excess of such percentage;

                          (i)     Accounts with respect to which the
Account Debtor disputes liability or makes any claim with respect thereto, or is subject to any Insolvency Proceeding, or becomes insolvent, or goes out of business;

                          (j)     Accounts the collection of which Foothill,
in its reasonable credit judgment, believes to be doubtful by reason of the Account Debtor's financial condition;

                          (k)     Accounts owed by an Account Debtor that has
failed to pay fifty percent (50%) or more of its Accounts owed to Borrower within ninety (90) days of the date of the applicable invoices;

                          (l)     Accounts that result from sales by KM
Records, Satellite Systems, Stations Group, Station-LA, or Stations- NYC;

                          (m)     Accounts that are payable in other than
United States Dollars; and

                          (n)     Accounts that represent progress payments
or other advance billings that are due prior to the completion of performance by Borrower of the subject contract for goods or services.

                 "Equipment" means all of Borrower's present and hereafter acquired machinery, machine tools, motors, equipment, furniture, furnishings, fixtures, vehicles (including motor vehicles and trailers), tools, parts, dies, jigs, goods (exclusive of consumer goods, farm products, or Inventory), wherever located, and any interest of Borrower in any of the foregoing, and all attachments, accessories, accessions, replacements, substitutions, additions, and improvements to any of the foregoing, wherever located.

                 "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time, or any predecessor, successor, or superseding laws of the United States of America, together with all regulations promulgated thereunder.

                 "ERISA Affiliate" means any trade or business (whether or not incorporated) which, within the meaning of Section 414 of the IRC, is: (i) under common control with Borrower; (ii) treated, together with Borrower, as a single employer; (iii) treated as a member of an affiliated service group of which Borrower is also treated as a member; or (iv) is otherwise aggregated with the Borrower for purposes of the employee benefits requirements listed in IRC Section 414(m)(4).

                 "ERISA Event" shall mean any one or more of the following: (i) a Reportable Event with respect to a Qualified Plan or a Multiemployer Plan;
(ii) a Prohibited Transaction with respect to any Plan; (iii) a complete or partial withdrawal by Borrower or any ERISA Affiliate from a Multiemployer Plan; (iv) the complete or partial withdrawal of Borrower or an ERISA Affiliate from a Qualified Plan during a plan year in which it was, or was treated as, a "substantial employer" as defined in Section 4001(a)(2) of ERISA; (v) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make;
(vi) the filing of a notice of intent to terminate, or the treatment of a plan amendment as a termination, under Sections 4041 or 4041A of ERISA; (vii) an event or condition which might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Qualified Plan or Multiemployer Plan; (viii) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon Borrower or any ERISA Affiliate; and (ix) a violation of the applicable requirements of Sections 404 or 405 of ERISA, or the exclusive benefit rule under Section 403(c) of ERISA, by any fiduciary or disqualified person with respect to any Plan for which Borrower or any ERISA Affiliate may be directly or indirectly liable.

                 "Event of Default" has the meaning set forth in Section 8.

                 "Existing Subordinated Debt" means (a) the Debt of Borrower evidenced by the 9% Convertible Senior Subordinated Debentures, and (b) the Debt of Borrower evidenced by the 6.75% Convertible Subordinated Debentures.

                 "FEIN" means Federal Employer Identification Number.

                 "Foothill" has the meaning set forth in the preamble to this Agreement.

                 "Foothill Expenses" means all: costs or expenses (including taxes, photocopying, notarization, telecommunication and insurance premiums) required to be paid by Borrower under any of the Loan Documents that are paid or advanced by Foothill; documentation filing, recording, publication, appraisal (including periodic Collateral appraisals), real estate survey, environmental audit, and search fees assessed, paid, or incurred by Foothill in connection with Foothill's transactions with Borrower; costs and expenses incurred by Foothill in the disbursement of funds to Borrower (by wire transfer or otherwise); charges paid or incurred by Foothill resulting from the dishonor of checks;

costs and expenses paid or incurred by Foothill to correct any default or enforce any provision of the Loan Documents, or in gaining possession of, maintaining, handling, preserving, storing, shipping, selling, preparing for sale, or advertising to sell the Collateral, or any portion thereof, irrespective of whether a sale is consummated; costs and expenses paid or incurred by Foothill in examining Borrower's Books; costs and expenses of third party claims or any other suit paid or incurred by Foothill in enforcing or defending the Loan Documents; and Foothill's reasonable attorneys fees and expenses incurred in advising, structuring, drafting, reviewing, administering, amending, terminating, enforcing (including attorneys fees and expenses incurred in connection with a "workout," a "restructuring," or an Insolvency Proceeding concerning Borrower or any guarantor of the Obligations), defending, or concerning the Loan Documents, irrespective of whether suit is brought.

                 "GAAP" means generally accepted accounting principles as in effect from time to time in the United States, consistently applied.

                 "General Intangibles" means all of Borrower's present and future general intangibles and other personal property (including contract rights, rights arising under common law, statutes, or regulations, choses or things in action, goodwill, patents, trade names, tape or other recorded libraries, performer contracts, affiliation agreements, trademarks, servicemarks, copyrights, blueprints, drawings, purchase orders, customer lists, monies due or recoverable from pension funds, route lists, monies due or other rights under any royalty or licensing agreements, infringements, claims, computer programs, computer discs, computer tapes, literature, reports, catalogs, deposit accounts, insurance premium rebates, tax refunds, and tax refund claims), other than goods and Accounts.

                 "Hazardous Materials" means all or any of the following: (a) substances that are defined or listed in, or otherwise classified pursuant to, any applicable laws or regulations as "hazardous substances," "hazardous materials," "hazardous wastes," "toxic substances," or any other formulation intended to define, list, or classify substances by reason of deleterious properties such as ignitability, corrosivity, reactivity, carcinogenicity, reproductive toxicity, or "EP toxicity"; (b) oil, petroleum, or petroleum derived substances, natural gas, natural gas liquids, synthetic gas, drilling fluids, produced waters, and other wastes associated with the exploration, development, or production of crude oil, natural gas, or geothermal resources;
(c) any flammable substances or explosives or any radioactive materials; and
(d) asbestos in any form or electrical equipment which contains any oil or dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty parts per million.

                 "Indebtedness" shall mean: (a) all obligations of Borrower for borrowed money; (b) all obligations of Borrower evidenced by bonds, debentures, notes, or other similar instruments and all reimbursement or other obligations of Borrower in respect of letters of credit, letter of credit guaranties, bankers acceptances, interest rate swaps, controlled disbursement accounts, or other financial products; (c) all obligations under capitalized leases; (d) all obligations or liabilities of others secured by a lien or security interest on any property or asset of Borrower, irrespective of whether such obligation or liability is assumed; and (e) any obligation of Borrower guaranteeing or intended to guarantee (whether guaranteed, endorsed, co-made, discounted, or sold with recourse to Borrower) any indebtedness, lease, dividend, letter of credit, or other obligation of any other Person.

                 "Insolvency Proceeding" means any proceeding commenced by or against any Person under any provision of the Bankruptcy Code or under any other bankruptcy or insolvency law, including assignments for the benefit of creditors, formal or informal moratoria, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.

                 "Inventory" means all present and future inventory in which Borrower has any interest, including goods held for sale or lease or to be furnished under a contract of service and all of Borrower's present and future raw materials, work in process, finished goods, and packing and shipping materials, wherever located, and any documents of title representing any of the above.

                 "IRC" means the Internal Revenue Code of 1986, as amended, and the regulations thereunder.

                 "IRS" means the United States Internal Revenue Service.

                 "KM Records" has the meaning set forth in the preamble to this Agreement.

                 "Loan Documents" means this Agreement, the Bailee Agreements, the Copyright Security Agreement, the Trademark Security Agreement, the Lock Box Agreements, the Mortgages, the Stock Pledge Agreement, the Term Note A, the Term Note B, any other note or notes executed by Borrower and payable to Foothill, and any other agreement entered into in connection with this Agreement.

                 "Lock Box" shall have the meaning provided in the respective Lock Box Agreement.

                 Lock Box Agreements" means that certain Lockbox Operating Procedural Agreement and that certain Depository Account Agreement, in form and substance satisfactory to Foothill, each of which is among Borrower, Foothill, and the Lock Box Bank.

                 "Lock Box Bank" means Signet Bank.

                 "Material Contract" means an agreement, contract, or instrument to which one or more of the Debtors is a party, the breach or termination of which reasonably could be expected have a material adverse effect on the properties, assets, business, prospects, or condition (financial or otherwise) of Borrower.

                 "Maximum Revolving Credit Amount" has the meaning set forth in
Section 2.1.

                 "Mobile Goods" means goods that are mobile and that are of a type normally used in more than one jurisdiction.

                 "Mortgages" means one or more deeds of trust and assignments of rents executed by Borrower, the form and substance of which shall be satisfactory to Foothill, that encumbers the Real Property and the related improvements thereto.

                 "Multiemployer Plan" shall mean a multiemployer plan as defined in Sections 3(37) or 4001(a)(3) of ERISA or Section 414 of the IRC in which employees of Borrower or an ERISA Affiliate participate or to which Borrower or any ERISA Affiliate contribute or are required to contribute.

                 "Mutual Broadcasting" has the meaning set forth in the preamble to this Agreement.

                 "Negotiable Collateral" means all of Borrower's present and future letters of credit, notes, drafts, instruments, certificated and uncertificated securities (including the shares of stock of Subsidiaries of Borrower), documents, personal property leases (wherein Borrower is the lessor), chattel paper, and Borrower's Books relating to any of the foregoing.

                 "Net Cash Proceeds" from an Asset Disposition means cash payments received (including any cash payments received by way of deferred payment of principal pursuant to, or in liquidation of, any note or installment receivable or otherwise, but only as and when received, except that, with respect to any cash equivalents received from an Asset Disposition, the Company shall be deemed to have received on the date of such Asset Disposition a cash payment equal to the fair value of such cash equivalents on such date) therefrom, in each case net of all legal, title and recording tax expenses, commissions, and other fees and expenses incurred, in each case net of all payments required to be made on any indebtedness which is secured by a Permitted Lien on any assets subject to such Asset Disposition which Permitted Lien has priority over the security interest or lien in and to such asset that is held by Foothill, and in each case net of all distributions and other payments required to be made to minority interest holders in Subsidiaries or joint ventures as a result of such Asset Disposition.

                 "9% Convertible Senior Subordinated Debentures" means Westwood One's 9% Convertible Senior Subordinated Debentures, due October 15, 2002, issued under that certain Indenture, dated December 15, 1990, between Westood One and The Bank of New York, as trustee, for the benefit of the holders of such Debentures, of which Thirty-One Million Fifty-Eight Thousand Dollars ($31,058,000) were outstanding on the Closing Date.

                 "Obligations" means all loans, advances, debts, principal, interest (including any interest that, but for the provisions of the Bankruptcy Code, would have accrued), contingent reimbursement obligations owing to Foothill under any outstanding letters of credit or guaranties of letters of credit, premiums, liabilities (including all amounts charged to Borrower's loan account pursuant to any agreement authorizing Foothill to charge Borrower's loan account), obligations, fees (including the Term Loan A Premium and the Early Termination Premium), lease payments, guaranties, covenants, and duties owing by Borrower to Foothill of any kind and description (whether pursuant to or evidenced by the Loan Documents, by any note or other instrument (including the Term Note A and the Term Note B), or by any other agreement between Foothill and Borrower, and irrespective of whether for the payment of money), whether direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, and including any debt, liability, or obligation owing from Borrower to others that Foothill may have obtained by assignment or otherwise, and further including all interest not paid when due and all Foothill Expenses that Borrower is required to pay or reimburse by the Loan Documents, by law, or otherwise.

                 "Old Lender" means Barclays Bank PLC.

                 "National Radio Network" has the meaning set forth in the preamble to this Agreement.

                 "Overadvance" has the meaning set forth in Section 2.5.

                 "Pay-Off Letter" means a letter from Old Lender with respect to the amount necessary to repay in full all of the obligations of Borrower owing to Old Lender and obtain a termination or release of all of the security interests or liens existing in favor of

Old Lender in and to the properties or assets of Borrower, the form and substance of which shall be satisfactory to Foothill.

                 "PBGC " means the Pension Benefit Guaranty Corporation as defined in Title IV of ERISA, or any successor thereto.

                 "Permitted Asset Disposition" means (a) any Permitted Asset Disposition (Non-Applied), and (b) isolated dispositions of tangible personal property of Borrower (i.e., not including trademarks, copyrights, programming, or other intangible personal property) that do not exceed $25,000 individually or that do not aggregate in excess of $100,000 per annum.

                 "Permitted Asset Disposition (Non-Applied)" means (a) dispositions of Inventory in the ordinary course of business as currently conducted, (b) subject to the security interest of Foothill therein, licenses by Borrower or a Subsidiary of intellectual property in the ordinary course of business as currently conducted, and (c) the sale of common stock by Westwood One pursuant to the terms and conditions of employee stock options in effect as of the Closing Date.

                 "Permitted Liens" means: (a) liens and security interests held by Foothill; (b) liens for unpaid taxes that are not yet due and payable;
(c) liens and security interests set forth on Schedule P-1 attached hereto; (d) purchase money security interests and liens of lessors under capitalized leases to the extent that the acquisition or lease of the underlying asset was permitted under Section 7.10, and so long as the security interest or lien only secures the purchase price of the asset; (e) easements, rights of way, reservations, covenants, conditions, restrictions, zoning variances, and other similar encumbrances that do not materially interfere with the use or value of the property subject thereto; (f) obligations and duties as lessee under any lease existing on the date of this Agreement; (g) mechanics', materialmen's, warehousemen's, or similar liens; and (h) exceptions listed in the title insurance or commitment therefor to be delivered by Borrower hereunder in respect of the Real Property.

                 Permitted Protest: the right of Borrower to protest any tax or other charge, other than any such charge which secures the Obligations, provided (i) a reserve with respect to such obligation is established on the books of Borrower in an amount that is reasonably satisfactory to Foothill,
(ii) any such protest is instituted and diligently prosecuted by Borrower in good faith, and (iii) Foothill is satisfied that, while any such protest is pending, there will be no impairment of the enforceability, validity, or priority of any of the liens or security interests of Foothill in and to the property or assets of Borrower.

                 "Person" means and includes natural persons, corporations, limited partnerships, general partnerships, joint ventures, trusts, land trusts, business trusts, or other organizations, irrespective of whether they are legal entities, and governments and agencies and political subdivisions thereof.

                 "Plan" means an employee benefit plan (as defined in Section 3(3) of ERISA) which Borrower or any ERISA Affiliate sponsors or maintains or to which Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions, including any Multiemployer Plan or Qualified Plan.

                 "Prohibited Transaction" means any transaction described in
Section 406 of ERISA which is not exempt by reason of Section 408 of ERISA, and any transaction described in Section 4975(c) of the IRC which is not exempt by reason of Section 4975(c)(2) of the IRC.

                 "Proposed Transaction" means (a) the acquisition by Westwood One of all of the capital stock of Unistar Radio Networks, Inc., and (b) the sale by Westwood One of 5,000,000 shares of its common stock to Infinity Broadcasting Corp.

                 "Qualified Plan" means a pension plan (as defined in Section 3(2) of ERISA) intended to be tax-qualified under Section 401(a) of the IRC which Borrower or any ERISA Affiliate sponsors, maintains, or to which any such person makes, is making, or is obligated to make, contributions, or, in the case of a multiple-employer plan (as described in Section 4064(a) of ERISA), has made contributions at any time during the immediately preceding period covering at least five (5) plan years, but excluding any Multiemployer Plan.

                 "Real Property" means (a) the California Real Property, (b) any other parcels of real property now owned in fee by Borrower, and (c) any other parcels or real property, whether held in fee or otherwise, hereafter acquired by Borrower.

                 "Reference Rate" means the highest of the variable rates of interest, per annum, most recently announced by (a) Bank of America, N. T. & S.A., (b) Mellon Bank, N.A., and (c) Citibank, N.A., or any successor to any of the foregoing institutions, as its "prime rate" or "reference rate, " as the case may be, irrespective of whether such announced rate is the best rate available from such financial institution.

                 "Renewal Date" means November 15, 1996.

                 "Reportable Event" shall mean any event described in Section 4043 (other than Subsections (b)(7) and (b)(9)) of ERISA.

                 "Satellite Systems" has the meaning set forth in the preamble to this Agreement.

                 "Semi-Annual Payment Date" means each June 1st and December 1st (exclusive of December 1, 1993) during the term of this Agreement.

                 "6.75% Convertible Subordinated Debentures" means Westwood One's 6.75% Convertible Subordinated Debentures, due October 15, 2011, issued under that certain Indenture, dated October 15, 1986, between Westwood One and Security Pacific National Bank, as trustee, for the benefit of the holders of such Debentures, of which Fifteen Million Four Hundred Forty Three Thousand Dollars ($15,443,000) were outstanding on the Closing Date.

                 "Solvent" means, with respect to any Person on a particular date, that on such date (a) at fair valuations, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair salable value of the properties and assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person's ability to pay as such debts mature, and
(e) such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person's properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. In computing the amount of contingent liabilities at any time, it is intended that such liabilities will be computed at the amount that, in light of all the facts and circumstances existing at such time, represents the amount that reasonably can be expected to become an actual or matured liability.

                 "Source" has the meaning set forth in the preamble to this Agreement.

                 "Stations Group" shall have the meaning ascribed thereto in the preamble to this Agreement.

                 "Stations-LA" shall have the meaning ascribed thereto in the preamble to this Agreement.

                 "Stations-NYC" shall have the meaning ascribed thereto in the preamble to this Agreement.

               "Stock Pledge Agreement" shall mean a Stock Pledge Agreement, substantially in the form of Exhibit S-2 attached hereto, dated as of the Closing Date, between Westwood One and certain of its Subsidiaries that are Debtors, on the one hand (collectively, the "Pledgors"), and, on the other hand, Foothill pursuant to which the Pledgors grant Foothill a first priority perfected security interest in all of the issued and outstanding shares of stock of all of Westwood One's direct and indirect Subsidiaries and WHS International in order to secure the obligations of Borrower owing to Foothill.

               "Subsidiary" means any corporation, association, partnership, joint venture, or other business entity of which Borrower, directly or indirectly, either (i) with respect to a corporation, owns or controls 50% or more of the voting power and has the ability to elect at least a majority of the board of directors or similar managing body, irrespective of whether a class or classes shall or might have voting power by reason of the happening of any contingency, or (ii) with respect to an association, partnership, joint venture or other business entity, is entitled to share in 50% or more of the profits and losses, however determined, and has voting control with respect thereto.

               "Talknet" has the meaning set forth in the preamble to this Agreement.

               "Term Loan A" means the term loan made, or to be made, by Foothill to Borrower pursuant to Section 2.2 hereof.

               "Term Loan A Premium" shall have the meaning ascribed thereto in
Section 3.5 hereof.

               "Term Loan B" means the term loan made, or to be made, by Foothill to Borrower pursuant to Section 2.3 hereof.

               "Term Loan B Amount" shall mean, as of the date of determination, the outstanding principal balance of the Term Loan B.

               "Term Note A" has the meaning set forth in Section 2.2 hereof.

               "Term Note B" has the meaning set forth in Section 2.3 hereof.

               "Trademark Security Agreement" means a Trademark Security Agreement, substantially in the form of Exhibit T-1 attached hereto, dated as of the Closing Date, between Borrower and Foothill pursuant to which Borrower grants to Foothill a first priority security interest all of its trademarks and related property interests, whether now owned or hereafter acquired, to secure the Obligations.

              "Unbilled Accounts" means Accounts that are fully earned by performance but have not yet been billed to the Account Debtor and that, as of the date of determination, arise from the sale of advertising or programming within the prior thirty-five (35) days.

               "Unfunded Benefit Liability" means the excess of a Plan's benefit liabilities (as defined in Section 4001(a)(16) of ERISA) over the current value of such Plan's assets, determined in accordance with the assumptions used by the Plan's actuaries for funding the Plan pursuant to
Section 412 of the IRC for the applicable plan year.

               "Voidable Transfer" has the meaning set forth in Section 15.8.

               "Westwood One" has the meaning set forth in the preamble to this Agreement.

               "Westwood National Radio" has the meaning set forth in the preamble to this Agreement.

               "Westwood Radio" has the meaning set forth in the preamble to this Agreement.

                "WHS International" means WHS International, Inc., a Delaware corporation.

                "Working Capital" means the result of subtracting Consolidated Current Liabilities from Consolidated Current Assets.

               1.2 ACCOUNTING TERMS. All accounting terms not specifically defined herein shall be construed in accordance with GAAP. When used herein, the term "financial statements" shall include the notes and schedules thereto. Whenever the term "Borrower" is used in respect of a financial covenant or a related definition, it shall be understood to mean Borrower on a consolidated basis unless the context clearly requires otherwise.

               1.3 CODE. Any terms used in this Agreement which are defined in the Code shall be construed and defined as set forth in the Code unless otherwise defined herein.

               1.4 CONSTRUCTION. Unless the context of this Agreement clearly requires otherwise, references to the plural include the singular, references to the singular include the plural, the term "including" is not limiting, and the term "or" has, except where otherwise indicated, the inclusive meaning represented by the phrase
"and/or. "The words "hereof," "herein," "hereby," "hereunder," and similar terms in this Agreement refer to this Agreement as a whole and not to any particular provision of this Agreement. Section, subsection, clause, schedule, and exhibit references are to this Agreement unless otherwise specified. Any reference in this Agreement or in the Loan Documents to this Agreement or any of the Loan Documents shall include all alterations, amendments, changes, ex-tensions, modifications, renewals, replacements, substitutions, and supple-ments, thereto and thereof, as applicable.

               1.5 Schedules and Exhibits. All of the schedules and exhibits attached to this Agreement shall be deemed incorporated herein by reference.

         2.     LOAN AND TERMS OF PAYMENT.

               2.1 Revolving Advances. Subject to the terms and conditions of this Agreement, and so long as no Event of Default has occurred and is continuing, Foothill agrees to make revolving advances to Borrower in an amount not to exceed the Borrowing Base. For purposes of this Agreement, "Borrowing Base" shall mean an amount equal to the following:

                    (a) the lesser of: (i) eighty-five percent (85%) of the amount of Eligible Accounts, and (ii) an amount equal to Borrower's cash collections for the immediately preceding sixty (60) day period; provided, however, that during the second fiscal quarter of each of Borrower's fiscal years, the foregoing limitation shall be relaxed so as to include cash collections for the immediately preceding ninety (90) day period;

                    (b) Anything to the contrary in subsection (a) above notwithstanding, Foothill may reduce its advance rates based upon Eligible Accounts without declaring an Event of Default if it determines, in its reasonable discretion, that there is a material impairment of the prospect of repayment of all or any portion of the Obligations or a material impairment of the value or priority of Foothill's security interests in the Collateral.

                     (c)  Foothill shall have no obligation  to  make  advances under this Section 2.1 to the extent they would cause the outstanding Obligations under this Section 2.1 to exceed Thirteen Million Dollars
($13,000,000)  (the  "Maximum   Revolving   Credit Amount").

                     (d) Foothill is authorized to make advances under this Agreement based upon telephonic or other instructions received from anyone purporting to be an Authorized Officer of Borrower or, without instructions, if pursuant to Section 2.6(d).

Borrower agrees to establish and maintain a single designated deposit account for the purpose of receiving the proceeds of the advances requested by Borrower and made by Foothill hereunder. Unless otherwise agreed by Foothill and Borrower, any advance requested by Borrower shall be requested before 11:00am, California time, and advances made by Foothill hereunder shall be made to Borrower's designated deposit account. Amounts borrowed pursuant to this
Section 2.1 may be repaid and, so long as no Event of Default has occurred and is continuing, reborrowed at any time during the term of this Agreement.

               2.2 Term Loan A. Foothill has agreed to make a term loan to Borrower in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000), to be evidenced by and repayable in accordance with the terms and conditions of a promissory note (the "Term Note A"), of even date herewith, executed by Borrower in favor of Foothill. All amounts evidenced by the Term Note A shall constitute Obligations.

               2.3 Term Loan B. Foothill has agreed to make a term loan to Borrower in the original principal amount of Three Million Five Hundred Thousand Dollars ($3,500,000), to be evidenced by and repayable in accordance with the terms and conditions of a promissory note (the "Term Note B"), of even date herewith, executed by Borrower in favor of Foothill. All amounts evidenced by the Term Note B shall constitute Obligations.

               2.4 Mandatory Prepayments. Immediately upon receipt by Borrower or any of its Subsidiaries of Net Cash Proceeds of any Asset Disposition (other than a Permitted Asset Disposition (Non-Applied)), which proceeds exceed $25,000 (it being understood that if the proceeds exceed $25,000, the entire proceeds and not just the portion in excess of the foregoing amount shall be subject to this section) for any single transaction or series of related transactions or which proceeds when aggregated with all other Net Cash Proceeds from Asset Dispositions (other than a Permitted Asset Disposition (Non-Applied)) received during the same fiscal year exceed
$100,000 (it being understood that if the proceeds exceed $100,000, the entire proceeds and not just the portion in excess of the foregoing amount shall be subject to this section), Borrower shall (a) prepay the Term Note B in an amount equal to the Net Cash Proceeds of such Asset Disposition, such amounts to be applied to the installments due thereunder in the inverse order of their maturity, (b) if the Term Note B has been repaid or prepaid in full, prepay the Term Note A in an amount equal to the Net Cash Proceeds of such Asset Disposition (or the balance remaining after the prepayment of the Term Note B), such amounts to be applied to the installments due thereunder in the inverse order of their maturity, and (c) if the Term Note A has been repaid or prepaid in full, prepay the advances made by Foothill to Borrower under Section 2.1.

               2.5 Overadvances. If, at any time or for any reason, the amount of Obligations owed by Borrower to Foothill pursuant to Section 2.1 is greater than either the dollar or percentage limitations set forth in Section
2.1 (an "Overadvance"), Borrower immediately shall pay to Foothill, in cash, the amount of such excess to be used by Foothill to repay the Obligations.

               2.6        Interest: Rates, Payments, and Calculations.

                    (a) Interest Rate. All Obligations shall bear interest, on the average Daily Balance, at a rate of two and one quarter (2.25) percentage points above the Reference Rate.

                    (b) Default Rate. All Obligations shall bear interest, from and after the occurrence and during the continuance of an Event of Default, at a rate equal to five and one quarter (5.25) percentage points above the Reference Rate.

                    (c) Minimum Interest. In no event shall the rate of interest chargeable hereunder be less than seven percent (7.0%) per annum, nor shall the amount of interest accrued and payable to Foothill be less than Ten Thousand Dollars ($10,000) per month. To the extent that interest accrued hereunder at the rate set forth herein (including the minimum interest rate) would yield less than the foregoing minimum amount, the interest rate chargeable hereunder for the period in question automatically shall be deemed increased to that rate that would result in the minimum amount of interest being accrued and payable hereunder.

                    (d) Payments. Interest hereunder shall be due and payable on the first day of each month during the term hereof. Borrower hereby authorizes Foothill, at its option, without prior notice to Borrower, to charge such interest, all Foothill Expenses (as and when incurred), and all installments or other payments due under the Term Note A, the Term Note B, or any other note or other Loan Document to Borrower's loan account, which amounts shall thereafter accrue interest at the rate then applicable hereunder. Any interest not paid when due shall be compounded by becoming a part of the Obligations, and such interest shall thereafter accrue interest at the rate then applicable hereunder.

                    (e) Computation. The Reference Rate as of this date is six percent (6.00%) per annum. In the event the Reference Rate is changed from time to time hereafter, the applicable rate of interest hereunder automatically and immediately shall be increased or decreased by an amount equal to the Reference Rate change. The rates of interest charged hereunder shall be based upon the average Reference Rate in effect during the month. All interest and fees chargeable under the Loan Documents shall be computed on the basis of a three hundred sixty (360) day year for the actual number of days elapsed.

                    (f) Intent to Limit Charges to Maximum Lawful Rate. In no event shall the interest rate or rates payable under this Agreement or the Term Note A or the Term Note B, plus any other amounts paid in connection herewith, exceed the highest rate permissible under any law that a court of competent jurisdiction shall, in a final determination, deem applicable. Borrower and Foothill, in executing this Agreement, Term Note A, and Term Note B, intend to expressly and legally agree upon the rates of interest and manner of payment stated within it; provided, however, that, anything contained herein, in Term Note A, or in Term Note B to the contrary notwithstanding, if said rate or rates of interest or manner of payment exceeds the maximum allowable under applicable law, then, ipso facto as of the date of this Agreement, Term Note A, and Term Note B, Borrower is and shall be liable only for the payment of such maximum as allowed by law, and payment received from Borrower in excess of such legal maximum, whenever received, shall be applied to reduce the principal balance of the Obligations to the extent of such excess.

                2.7 Crediting Payments; Application of Collections. The receipt of any wire transfer of funds, check, or other item of payment by Foothill (whether from transfers to Foothill by the Lock Box Bank pursuant to the Lock Box Agreements or otherwise) immediately shall be applied to provisionally reduce the Obligations, but shall not be considered a payment on account unless such wire transfer is of immediately available federal funds and is made to the appropriate deposit account of Foothill or unless and until such check or other item of payment is honored when presented for payment. From and after the Closing Date, Foothill shall be entitled to charge Borrower for three
(3) Business Days of 'float' at the rate set forth in Section 2.6(a) or Section 2.6(b), as applicable, on all collections, checks, wire transfers, or other items of payment that are received by Borrower or processed through the Lock Boxes (regardless of whether forwarded by the Lock Box Bank to Foothill, whether provisionally applied to reduce the Obligations, or otherwise). This across-the-board three (3) Business Day float charge on all Borrower receipts is acknowledged by the parties to constitute an integral aspect of the pricing of Foothill's facility to Borrower, and shall apply irrespective of the characterization of whether receipts are owned by Borrower or Foothill, and irrespective of the level of Borrower's Obligations to Foothill. Should any check or item of payment not be honored when presented for payment, then Borrower shall be deemed not to have made such payment, and interest shall be recalculated accordingly. Anything to the contrary contained herein notwithstanding, any wire transfer, check, or other item of payment shall be deemed received by Foothill only if it is received into Foothill's Operating Account (as such account is identified in the Lock Box Agreements) on or before 11:00 a.m. Los Angeles time. If any wire transfer, check, or other item of payment is received into Foothill's

Operating Account (as such account is identified in the Lock Box Agreements) after I 1:00 a.m. Los Angeles time it shall be deemed to have been received by Foothill as of the opening of business on the immediately following Business Day.

               2.8 Statements of Obligations. On a monthly basis, Foothill shall render statements to Borrower of the Obligations, including principal, interest, fees, and including an itemization of all charges and expenses constituting Foothill Expenses owing, and such statements shall be conclusively presumed to be correct and accurate and constitute an account stated between Borrower and Foothill unless, within thirty (30) days after receipt thereof by Borrower, Borrower shall deliver to Foothill by registered or certified mail at its address specified in Section 12, written objection thereto describing the error or errors contained in any such statements.

               2.9 Fees. Borrower shall pay to Foothill the following fees:

                    (a) Closing Fee. A one time closing fee of Two Hundred Thousand Dollars ($200,000) that is earned, in full, on the Closing Date and is due and payable by Borrower to Foothill in connection with this Agreement on the Closing Date;

                    (b) Unused Line Fee. On the first day of each month following the Closing Date, a fee in an amount equal to one-half of one percent (0. 50 %) per annum times the Average Unused Portion of the Maximum Revolving Credit Amount;

                    (c) Annual Facility Fee. On each anniversary of the Closing Date, a fee (commencing in November, 1994) in an amount equal to One Hundred Thousand Dollars ($100,000), such fee to be fully earned on each such anniversary;

                    (d) Term Loan B Continuation Fee. On each Semi-Annual Payment Date following the Closing Date, a fee in an amount equal to one-half of one percent (0.50%) per annum times the then outstanding Term Loan B Amount;

                    (e)   Financial Examination, Documentation, and
Appraisal Fees. Foothill's customary fee of Six Hundred Dollars ($600) per day per examiner, plus out-of-pocket expenses for each financial analysis and examination of Borrower performed by Foothill or its agents; Foothill's customary appraisal fee of Seven Hundred Fifty Dollars ($750) per day per appraiser, plus out-of-pocket expenses for each appraisal of the Collateral performed by Foothill or its agents; and, on each anniversary of the Closing Date, Foothill's customary fee of One Thousand Dollars ($1,000) per year for its loan documentation review; and

                     (f) Servicing Fee. On the first day of each month following the Closing Date, a servicing fee in an amount equal to One Thousand Dollars ($1,000) per month.


         3.      CONDITIONS; TERM OF AGREEMENT.

               3.1 Conditions Precedent to Initial Advance, Term Loan A, and Term Loan B. The obligation of Foothill to make the initial advance under
Section 2.1 hereof, the Term Loan A, and the Term Loan B is subject to the fulfillment, to the satisfaction of Foothill and its counsel, of each of the following conditions on or before the Closing Date:

                    (a) the execution and delivery of this Agreement shall have occurred on or before November 29, 1993 and the Closing Date shall have occurred on or before December 1, 1993;

                    (b) Old Lender shall have executed and delivered UCC termination statements and other documentation evidencing the termination of its liens and security interests in the assets of Borrower;

                    (c) Foothill shall have received searches reflecting the filing of its financing statements and fixture filings respecting each Debtor;

                    (d) Foothill shall have received each of the following documents, duly executed, and each such document shall be in full force and effect:

                        i)        the Lock Box Agreements;

                        ii)       the Pay-Off Letter;

                        iii)      the Bailee Agreements;

                        iv)       the Term Note A;

                        v)        the Term Note B;

                        vi)       the Copyright Security Agreement;

                        vii)      the Trademark Security Agreement;

                        viii)     the Stock Pledge Agreement; and

                        ix)       the Mortgages;

                    (e) Foothill shall have received a certificate from the Secretary of Borrower attesting to the resolutions of Borrower's Board of Directors authorizing its execution and delivery of this Agreement and the other Loan Documents to which Borrower is a party and authorizing specific officers of Borrower to execute same;

                    (f) Foothill shall have received copies of Borrower's By-laws and Articles or Certificate of Incorporation, as amended, modified, or supplemented to the Closing Date, certified by the Secretary of Borrower;

                    (g) Foothill shall have received a certificate of corporate status with respect to Borrower, dated within twenty (20) days of the Closing Date, by the Secretary of State of the state of incorporation of Borrower, which certificate shall indicate that Borrower is in good standing in such state;

                    (h) Foothill shall have received certificates of corporate status with respect to Borrower, each dated within twenty (20) days of the Closing Date, such certificates to be issued by the Secretary of State of the states in which its failure to be duly qualified or licensed would have a material adverse effect on the financial condition or assets of Borrower, which certificates shall indicate that Borrower is in good standing;

                    (i) Foothill shall have received the certified copies of the policies of insurance, together with the endorsements thereto, as are required by Section 6.12 hereof, the form and substance of which shall be satisfactory to Foothill and its counsel;

                    (j) the Mortgages shall have been recorded in the appropriate jurisdiction;

                    (k) Foothill shall have received ALTA Lender's Policy of Title Insurance, or a commitment therefor, from a title company reasonably satisfactory to Foothill, in an amount reasonably satisfactory to Foothill, insuring its first priority lien upon the Real Property, such policy to contain such endorsements as may be required by Foothill and only those exceptions acceptable to Foothill, and otherwise in form satisfactory to Foothill;

                    (l) A Phase-I environmental report and real estate survey shall have been completed with respect to the Real Property as Foothill shall require, and copies thereof delivered to Foothill; the environmental consultants retained for such environmental report, the scope of the report, and the results of the report shall be acceptable to Foothill, in its sole discretion;

                    (m) Foothill shall have received the results of a field audit performed by its auditors within sixty (60) days of the proposed Closing Date;

                    (n) Foothill shall have received cash flow projections for Borrower for a period of not less than three (3) years, set forth on a monthly basis for a period of not less than one (1) year;

                    (o) Foothill shall have received a landlord waiver with respect to Borrower's location in Arlington, Virginia and shall either have received, or be satisfied that Borrower has used its best efforts to obtain, a landlord waiver with respect to Borrower's location in New York, New York;

                    (p) Foothill shall have received an opinion of Borrower's counsel in form and substance satisfactory to Foothill in its sole discretion; and

                    (q) all other documents and legal matters in connection with the transactions contemplated by this Agreement shall have been delivered or executed or recorded and shall be in form and substance satisfactory to Foothill and its counsel.

               3.2 Conditions Precedent to All Advances. The following shall be conditions precedent to all advances hereunder and to the making of Term Loan A and Term Loan B:

                    (a) the representations and warranties contained in this Agreement or the other Loan Documents shall be true and correct in all respects on and as of the date of such advance, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date);

                    (b) no Event of Default or event which with the giving of notice or passage of time would constitute an Event of Default shall have occurred and be continuing on the date of such advance, nor shall either result from the making of the advance; and

                    (c) no injunction, writ, restraining order, or other order of any nature prohibiting, directly or indirectly, the making of such advance shall have been issued and remain in force by any governmental authority against Borrower, Foothill, or any of their Affiliates.

               3.3 Term; Automatic Renewal. This Agreement shall become effective upon the execution and delivery hereof by Borrower and Foothill and shall continue in full force and effect for a term ending on the Renewal Date and automatically shall be renewed for successive two (2) year periods thereafter, unless sooner terminated pursuant to the terms hereof. Either party may terminate this Agreement effective on the Renewal Date or on any two (2) year anniversary of the Renewal Date by giving the other party at least ninety (90) days prior written notice by registered or certified mail, return receipt requested. The foregoing notwithstanding, Foothill shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.

               3.4 Effect of Termination. On the date of termination, all Obligations immediately shall become due and payable without notice or demand. No termination of this Agreement, however, shall relieve or discharge Borrower of Borrower's duties, Obligations, or covenants hereunder, and Foothill's continuing security interest in the Collateral shall remain in effect until all Obligations have been fully discharged and Foothill's obligation to provide advances hereunder is terminated. If Borrower has sent a notice of termination pursuant to the provisions of Section 3.3, but fails to pay all Obligations on the date set forth in said notice, then Foothill may, but shall not be required to, renew this Agreement for an additional term of two (2) years.

               3.5        Prepayment of Term Loan A; Prepayment of Term Loan B;
Early Termination by Borrower. The provisions of Section 3.3 that allow termination of this Agreement by Borrower only on the Renewal Date and certain anniversaries thereof notwithstanding, Borrower has the option, at any time (a) upon fifteen (15) days prior written notice, to prepay all or any portion of Term Loan A so long as, concurrent with such prepayment, Borrower pays the interest accrued and unpaid on the amount being prepaid and pays a prepayment premium (the "Term Loan A Premium") equal to two percent (2%) of the principal amount prepaid, (b) upon five (5) days prior written notice, to prepay all or any portion of Term Loan B so long as, concurrent with such prepayment, Borrower pays the interest accrued and unpaid on the amount being prepaid, and
(c) upon ninety (90) days prior written notice, to Foothill, to terminate this Agreement by paying to Foothill, in cash, the Obligations, together with a premium (the "Early Termination Premium") equal to (i) Twenty Thousand Dollars ($20,000) times the number of months that, but for such early termination, would remain in the term of this Agreement, plus (ii) the Term Loan A Premium. Anything to the contrary set forth herein notwithstanding, if, within nine (9) months of the Closing Date, Westwood One consumates the Proposed Transaction and if, in conjunction therewith, the Obligations are to be repaid in full and the commitment of Foothill under this Agreement is terminated, then upon prior written notice of not less than seven (7) days, and not more than thirty (30) days, of the date of such prepayment, Borrower shall be entitled to prepay all of its Obligations owing under this Agreement, the Term Note A, and the Term Note B, and the Early Termination Premium and Term Loan A Premium shall not be applicable and, in place thereof,

Borrower shall pay to Foothill a prepayment premium equal to Two Hundred Thousand Dollars ($200,000).

               3.6 Termination Upon Event of Default. If Foothill terminates this Agreement upon the occurrence of an Event of Default, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the parties as to a reasonable calculation of Foothill's lost profits as a result thereof, Borrower shall pay to Foothill upon the effective date of such termination, a premium in an amount equal to the Early Termination Premium plus the Term Loan A Premium. Such amount shall be presumed to be the amount of damages sustained by Foothill as the result of the early termination and Borrower agrees that it is reasonable under the circumstances currently existing. The amount payable pursuant to this Section
3.6 shall be deemed included in the Obligations.

         4.     CREATION OF SECURITY INTEREST.

               4.1 Grant of Security Interest. Borrower hereby grants to Foothill a continuing security interest in all currently existing and hereafter acquired or arising Collateral in order to secure prompt repayment of any and all Obligations and in order to secure prompt performance by Borrower of each of its covenants and duties under the Loan Documents. Foothill's security interest in the Collateral shall attach to all Collateral without further act on the part of Foothill or Borrower. Anything contained in this Agreement or any other Loan Document to the contrary notwithstanding, and other than sales of Inventory to buyers in the ordinary course of business and other than Permitted Asset Dispositions, Borrower has no authority, express or implied, to dispose of any item or portion of the Collateral.

               4.2 Negotiable Collateral. In the event that any Collateral, including proceeds, is evidenced by or consists of Negotiable Collateral, Borrower shall, immediately upon the request of Foothill, endorse and assign such Negotiable Collateral to Foothill and deliver physical possession of such Negotiable Collateral to Foothill.

               4.3        Collection of Accounts, General Intangibles,
Negotiable Collateral.   Foothill, Borrower, and the Lock Box Bank shall enter
into the Lock Box Agreements, in form and substance satisfactory to Foothill in its sole discretion, pursuant to which all of Borrower's cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) will be forwarded to Foothill on a daily basis. Foothill or Foothill's designee may: (a) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), notify customers or Account Debtors of Borrower that the Accounts, General Intangibles, or Negotiable Collateral have been assigned to Foothill or that Foothill has a security interest therein; and (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), collect the Accounts, General Intangibles, and Negotiable Collateral directly and charge the collection costs and expenses to Borrower's loan account. Borrower agrees that it will hold in trust for Foothill, as Foothill's trustee, any cash receipts, checks, and other items of payment (including, insurance proceeds, proceeds of cash sales, rental proceeds, and tax refunds) that it receives on account of the Accounts, General Intangibles, or Negotiable Collateral and immediately will deliver said cash receipts, checks, and other items of payment to Foothill in their original form as received by Borrower.

               4.4        Delivery of Additional Documentation Required.
Borrower shall deliver to Foothill on a quarterly basis a report of all of Borrower's registered copyrights or registered trademarks as to which Borrower received confirmation of registration during the prior quarter, including a description thereof and the federal registration number and filing information concerning each such newly created registered copyright or registered trademark, as applicable. At any time upon the request of Foothill, Borrower shall execute and deliver to Foothill all financing statements, continuation financing statements, fixture filings, security agreements, chattel mortgages, additional copyright or trademark assignments (or supplements to the Copyright Security Agreement or Trademark Security Agreement), pledges, assignments, endorsements of certificates of title, applications for title, affidavits, reports, notices, schedules of accounts, letters of authority, and all other documents that Foothill may reasonably request, in form satisfactory to Foothill, to perfect and continue perfected Foothill's security interests in the Collateral and Real Property and in order to fully consummate all of the transactions contemplated hereby and under the other the Loan Documents.

               4.5 Power of Attorney. Borrower hereby irrevocably makes, constitutes, and appoints Foothill (and any of Foothill's officers, employees, or agents designated by Foothill) as Borrower's true and lawful attorney, with power to: (a) if Borrower refuses to, or fails timely to execute and deliver any of the documents described in Section 4.4, sign the name of Borrower on any of the documents described in Section 4.4; (b) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), sign Borrower's name on any invoice or bill of lading relating to any Account, drafts against Account Debtors, schedules and assignments of Accounts, verifications of Accounts, and notices to Account Debtors; (c) send requests for verification of Accounts; (d) endorse Borrower's name on any checks, notices, acceptances, money orders, drafts, or other item of payment or security that may come into Foothill's possession; (e) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), notify the post office authorities to change the address for delivery of Borrower's mail to an address designated by Foothill, to receive and open all mail addressed to Borrower, and to retain all mail relating to the Collateral and forward all other mail to Borrower; (f) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), make, settle, and adjust all claims under Borrower's policies of insurance and make all determinations and decisions with respect to such policies of insurance; and (g) at any time that an Event of Default has occurred and is continuing or Foothill deems itself insecure (in accordance with Section 1208 of the Code), settle and adjust disputes and claims respecting the Accounts directly with Account Debtors, for amounts and upon terms which Foothill determines to be reasonable, and Foothill may cause to be executed and delivered any documents and releases which Foothill determines to be necessary. The appointment of Foothill as Borrower's attorney, and each and every one of Foothill's rights and powers, being coupled with an interest, is irrevocable until all of the Obligations have been fully repaid and performed and Foothill's obligation to extend credit hereunder is terminated.

               4.6 Right to Inspect. Foothill (through any of its officers, employees, or agents), and any participant of Foothill's, shall have the right, from time to time hereafter to inspect Borrower's Books at Borrower's (or any third Person having custody thereof) premises and to check, test, and appraise the Collateral in order to verify Borrower's financial condition or the amount, quality, value, condition of, or any other matter relating to, the Collateral.

         5.      REPRESENTATIONS AND WARRANTIES

                Borrower represents and warrants to Foothill as follows:

               5.1 No Prior Encumbrances. Borrower has good and indefeasible title to the Collateral, free and clear of liens, claims, security interests, or encumbrances, except for Permitted Liens.

               5.2 Eligible Accounts. The Eligible Accounts are, at the time of the creation thereof and as of each date on which Borrower includes them in a Borrowing Base calculation or certification, bona fide existing obligations created by either (a) the sale (or license) and delivery of Inventory to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation, or (b) the sale or rendition of services to Account Debtors in the ordinary course of Borrower's business, unconditionally owed to Borrower without defenses, disputes, offsets, counterclaims, or rights of return or cancellation; provided, however, that, solely in the case of Unbilled Accounts, at the time that such Accounts are first included within a Borrowing Base calculation or certification by Borrower, but not thereafter, the obligation of the Account Debtor need not be unconditionally owed by the Account Debtor to Borrower so long as the only act remaining for such obligation to become unconditional is the sending of an appropriate invoice to the Account Debtor. In the case of the sale (or license) of Inventory, the property giving rise to such Eligible Accounts has been delivered to the Account Debtor, or to the Account Debtor's agent for immediate shipment to and unconditional acceptance by the Account Debtor. In the case of the sale or rendition of services, the services have been fully performed by Borrower and unconditionally accepted by the Account Debtor; provided, however, that, solely in the case of Unbilled Accounts, at the time that such Accounts are first included within a Borrowing Base calculation or certification by Borrower, but not thereafter, the services need not have been fully performed and the acceptance thereof by the Account Debtor need not be unconditionally so long as the only act remaining for such performance to be completed or such acceptance to become unconditional is the sending of an appropriate invoice to the Account Debtor. At the time of the creation of an Eligible Account and as of each date on which Borrower includes an Eligible Account in a Borrowing Base calculation or certification, Borrower has not received notice of actual or imminent bankruptcy, insolvency, or material impairment of the financial condition of any applicable Account Debtor regarding such Eligible Account.

               5.3        [Intentionally Omitted].

               5.4 Location of Inventory and Equipment. The Inventory and Equipment are not stored with a bailee, warehouseman, or similar party (without Foothill's prior written consent) and are located only at the locations identified on Schedule 6.15 or otherwise permitted by Section 6.15.

               5.5        [Intentionally Omitted].

               5.6 Location of Chief Executive Office; Feins. The chief executive office each Debtor is located at the respective address indicated in the first paragraph of this Agreement. The FEIN of each Debtor is set forth on
Schedule 5.6 attached hereto.

               5.7 Due Organization and Qualification. Each Debtor is duly organized and existing and in good standing under the laws of the state of its incorporation and qualified and licensed to do business in, and in good standing in, any state where the failure to be so licensed or qualified could reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

               5.8 DUE AUTHORIZATION; NO CONFLICT. The execution, delivery, and performance of the Loan Documents are within each Debtor's corporate powers, have been duly authorized, and are not in conflict with nor constitute a breach of any provision contained in such Debtor's Articles or Certificate of Incorporation, or By-laws, nor will they constitute an event of default under any material agreement to which such Debtor is a party.

               5.9 Litigation. There are no actions or proceedings pending by or against Borrower before any court or administrative agency and Borrower does not have knowledge or belief of any pending, threatened, or imminent litigation, governmental investigations, or claims, complaints, actions, or prosecutions involving Borrower or any guarantor of the Obligations, except for ongoing collection matters in which Borrower is the plaintiff, matters disclosed on Schedule 5.9, and matters arising after the date hereof that, if decided adversely to Borrower, would not materially impair the prospect of repayment of the Obligations or materially impair the value or priority of Foothill's security interest in the Collateral.

               5.10        No Material Adverse Change in Financial Condition.
All financial statements relating to Borrower that have been or may hereafter be delivered by Borrower to Foothill have been prepared in accordance with GAAP and fairly present Borrower's financial condition as of the date thereof and Borrower's results of operations for the period then ended. There has not been a material adverse change in the financial condition of Borrower since the date of the latest financial statements submitted to Foothill on or before the Closing Date.

               5.11 Solvency. Borrower is Solvent. No transfer of property is being made by Borrower and no obligation is being incurred by Borrower in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of Borrower.

               5.12 Employee Benefits. Each Plan is in compliance in all material respects with the applicable provisions of ERISA and the IRC.
Each Qualified Plan and Multiemployer Plan has been determined by the Internal Revenue Service to qualify under Section 401 of the IRC, and the trusts created thereunder have been determined to be exempt from tax under Section 501 of the IRC, and, to the best knowledge of Borrower, nothing has occurred that would cause the loss of such qualification or tax-exempt status. There are no outstanding liabilities under Title IV of ERISA with respect to any Plan maintained or sponsored by Borrower or any ERISA Affiliate, nor with respect to any Plan to which Borrower or any ERISA Affiliate contributes or is obligated to contribute which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. No Plan subject to Title IV of ERISA has any Unfunded Benefit Liability which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has transferred any Unfunded Benefit Liability to a person other than Borrower or an ERISA Affiliate or has otherwise engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Neither Borrower nor any ERISA Affiliate has incurred nor reasonably expects to incur (x) any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan, or (y) any liability under Title IV of ERISA (other than premiums due but not delinquent under Section 4007 of ERISA) with respect to a Plan, which could, in either event, reasonably be expected to have a material adverse effect on the financial condition of Borrower. No application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the IRC has been made with respect to any Plan. No ERISA Event has occurred or is reasonably expected to occur with respect to any Plan which could reasonably be expected to have a material adverse effect on the financial condition of Borrower. Borrower and each ERISA Affiliate have complied in all material respects with the notice and continuation coverage requirements of Section 4980B of the IRC.

               5.13 Environmental Condition. None of Borrower's properties or assets has ever been used by Borrower or, to the best of Borrower's knowledge, by previous owners or operators in the disposal of, or to produce, store, handle, treat, release, or transport, any Hazardous Materials, other than in compliance with all applicable laws and regulations and other than as set forth on Schedule 5.13 attached hereto. None of Borrower's properties or assets has ever been designated or identified in any manner pursuant to any environmental protection statute as a Hazardous Materials disposal site, or a candidate for closure pursuant to any environmental protection statute. No lien arising under any environmental protection statute has attached to any revenues or to any real or personal property owned or operated by Borrower. Since November 15, 1992, Borrower has not received a summons, citation, notice, or directive from the Environmental Protection Agency or any other federal or state governmental agency concerning any action or omission by Borrower resulting in the releasing or disposing of Hazardous Materials into the environment.

               5.14 Subsidiaries. Westwood One has no direct Subsidiaries other than Westwood Radio, Mutual Broadcasting, Westwood National Radio, Satellite Systems, Stations-NYC, and Stations Group. Westwood Radio has no Subsidiaries. Mutual Broadcasting has no Subsidiaries. Westwood National Radio has no direct Subsidiaries other than KM Records, Talknet, National Radio Network, and Source and they are the only Subsidiaries of National Radio. Stations-NYC has no Subsidiaries. Stations Group has no Subsidiaries other than Stations-LA. Westwood One has no Subsidiaries other than the Debtors.

               5.15 Reliance by Foothill; Cumulative. Each warranty and representation contained in this Agreement and the other Loan Documents automatically shall be deemed repeated with each advance and shall be conclusively presumed to have been relied on by Foothill regardless of any investigation made or information possessed by Foothill. The warranties and representations set forth herein shall be cumulative and in addition to any and all other warranties and representations that Borrower now or hereafter shall give, or cause to be given, to Foothill.

         6.     AFFIRMATIVE COVENANTS.

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, and unless Foothill shall otherwise consent in writing, Borrower shall do all of the following:

               6.1 Accounting System. Borrower at all times hereafter shall maintain a standard and modem system of accounting in accordance with GAAP with ledger and account cards or computer tapes, discs, printouts, and records pertaining to the Collateral which contain information as from time to time may be requested by Foothill. Borrower shall also keep proper books of account showing all sales, claims, and allowances on its Inventory.

               6.2 Collateral Reports. Borrower shall deliver to Foothill, no later than the tenth (10th) day of each month during the term of this Agreement, a detailed aging, by total, of the Accounts. Borrower shall deliver to Foothill, no later than the twentieth (20th) day of each month during the term of this Agreement, a reconciliation statement regarding Borrower's Accounts, a summary aging, by vendor, of all accounts payable and any book overdraft, and a consolidated trial balance of all Accounts. Upon the request of Foothill, Borrower promptly shall deliver to Foothill sales journals, collection reports, and credit journals so as to enable Foothill to be able to determine Borrower's Borrowing Base. Upon Foothill's request, original sales invoices evidencing daily sales shall be mailed by Borrower to each Account Debtor with, at Foothill's request, a copy to Foothill, and, at Foothill's direction following the occurrence during the continuation of an Event of Default, the invoices shall state on their face that the Account has been assigned to Foothill and that all payments are to be made directly to Foothill. In addition, from time to time, Borrower shall deliver to Foothill such other and additional information and documentation as Foothill may request.

               6.3 Schedules of Accounts. With such regularity as Foothill shall require, Borrower shall provide Foothill with schedules describing all Accounts. Foothill's failure to request such schedules or Borrower's failure to execute and deliver such schedules shall not affect or limit Foothill's security interest or other rights in and to the Accounts.

               6.4        Financial Statements, Reports, Certificates.
Borrower agrees to deliver to Foothill: (a) as soon as available, but in any event within thirty (30) days after the end of each month (other than February, May, August, and November) during each of Borrower's fiscal years, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower's operations during such period; (b) as soon as available, but in any event within forty-five (45) days after the end of each fiscal quarter during each of Borrower's fiscal years, a company prepared consolidated balance sheet, income statement, and cash flow statement covering Borrower's operations during such fiscal quarter; and (c) as soon as available, but in any event within ninety (90) days after the end of each of Borrower's fiscal years, financial statements of Borrower for each such fiscal year, audited by independent certified public accountants reasonably acceptable to Foothill and certified, without any qualifications, by such accountants to have been prepared in accordance with GAAP, together with a certificate of such accountants addressed to Foothill stating that such accountants do not have knowledge of the existence of any event or condition constituting an Event of Default as a result of a breach of any one or more of the financial covenants contained in Section 6.13 hereof, or that would, with the passage of time or the giving of notice, constitute an Event of Default due to a breach of one or more of such financial covenants. Such audited financial statements shall be prepared on a consolidated basis and shall include a balance sheet, profit and loss statement, and cash flow statement, and, if prepared, such accountants' letter to management. Borrower shall have issued written instructions to its independent certified public accountants authorizing them to communicate with Foothill and to release to Foothill whatever financial information concerning Borrower that Foothill may request for periods during the term of this Agreement. In addition to the financial statements referred to above, Borrower agrees to deliver to Foothill, concurrent with its delivery of its year end audited financial statements, a balance sheet and income statement prepared by Borrower on a consolidating basis so as to present each Debtor separately.

               Together with the above, Borrower also shall deliver to Foothill Borrower's Form 10-Q Quarterly Reports, Form 10-K Annual Reports, and Form 8-K Current Reports, and any other filings made by Borrower with the Securities and Exchange Commission, if any, as soon as the same are filed, or any other information that is provided by Borrower to its shareholders, and any other report reasonably requested by Foothill relating to the Collateral and financial condition of Borrower.

               Together with the financial statements provided pursuant to
Section 6.4(a) or (b), Westwood One shall deliver to Foothill a certificate signed by its chief financial officer or vice president-finance to the effect that, to the best of such officer's knowledge: (a) all reports, statements, or computer prepared information of any kind or nature delivered or caused to be delivered to Foothill hereunder have been prepared in accordance with GAAP and fairly present the financial condition of Borrower, subject to customary year-end audit adjustments; (b) Borrower is in timely compliance with all of its covenants and agreements hereunder; (c) the representations and warranties of Borrower contained in this Agreement and the other Loan Documents are true and correct in all material respects on and as of the date of such certificate, as though made on and as of such date (except to the extent that such representations and warranties relate solely to an earlier date); and (d) on the date of delivery of such certificate to Foothill there does not exist any condition or event that constitutes an Event of Default (or, in each case, to the extent of any non-compliance, describing such non-compliance as to which he or she may have knowledge and what action Borrower has taken, is taking, or proposes to take with respect thereto).

               Each year, together with the financial statements provided pursuant to Section 6.4(c), Westwood One shall deliver to Foothill a certificate signed by its chief financial officer or vice president-finance that: (a) lists all Subsidiaries of Westwood One then in existence; and (b) represents and warrants that Westwood One have no Subsidiaries other than those listed.

               To the extent that Foothill has requested same of Borrower and Borrower has not promptly provided same to Foothill, Borrower hereby irrevocably authorizes and directs all auditors, accountants, or other third Persons to deliver to Foothill, at Borrower's expense, copies of Borrower's financial statements, papers related thereto, and other accounting records of any nature in their possession, and to disclose to Foothill any information they may have regarding Borrower's business affairs and financial conditions.

               6.5 Tax Returns. Borrower agrees to deliver to Foothill copies of each of Borrower's future federal income tax returns, and any amendments thereto, within thirty (30) days of the filing thereof with the IRS.

               6.6        [Intentionally Omitted].

               6.7        [Intentionally Omitted].

               6.8 Returns or Disputes. Returns and allowances, if any, as between Borrower and its Account Debtors shall be on the same basis and in accordance with the usual customary practices of Borrower, as they exist at the time of the execution and delivery of this Agreement. As soon as practicable, Borrower shall notify Foothill of all returns and recoveries and of all disputes and claims.

               6.9 Title to Equipment. Borrower immediately shall deliver to Foothill, properly endorsed, any and all evidences of ownership of, certificates of title, or applications for title to any items of Equipment.

               6.10 Maintenance OF Equipment. Borrower shall keep and maintain the Equipment in good operating condition and repair (ordinary wear and tear excepted), and make all necessary replacements thereto so that the value and operating efficiency thereof shall at all times be maintained and preserved. Borrower shall not permit any item of Equipment to become a fixture to real estate or an accession to other property, and the Equipment is now and shall at all times remain personal property.

               6.11 Taxes. All assessments and taxes, whether real, personal, or otherwise, due or payable by, or imposed, levied, or assessed against Borrower or any of its property have been paid, and shall hereafter be paid in full, before delinquency or before the expiration of any extension period. Borrower shall make due and timely payment or deposit of all federal, state, and local taxes, assessments, or contributions required of it by law, and will execute and deliver to Foothill, on demand, appropriate certificates attesting to the payment or deposit thereof. Borrower will make timely payment or deposit of all tax payments and withholding taxes required of it by applicable laws, including those laws concerning F.I.C.A., F.U.T.A., state disability, and local, state, and federal income taxes, and will, upon request, furnish Foothill with proof satisfactory to Foothill indicating that Borrower has made such payments or deposits. The foregoing to the contrary notwithstanding, Borrower shall not be required to pay or discharge any such assessment or tax so long as the validity thereof shall be the subject of a Permitted Protest.

               6.12       Insurance.

                    (a) Borrower, at its expense, shall keep the Collateral insured against loss or damage by FIRE, theft, explosion, sprinklers, and all other hazards and risks, and in such amounts, as ordinarily insured against by other owners in similar businesses. Borrower also shall maintain business interruption, public liability, product liability, and property damage insurance relating to Borrower's ownership and use of the Collateral, as well as insurance against larceny, embezzlement, and criminal misappropriation. By making an advance or loan hereunder on the Closing Date, Foothill shall be deemed to have approved, as of that date only, the insurance coverages and insurance carriers that provide insurance protection to Borrower.

                    (b) All such policies of insurance shall be in such form, with such companies, and in such amounts as may be reasonably satisfactory to Foothill. All such policies of insurance (except those of public liability and property damage) shall contain a 438BFU lender's loss payable endorsement, or an equivalent endorsement in a form satisfactory to Foothill, showing Foothill as sole loss payee thereof as its interests may appear, and shall contain a waiver of warranties, and shall specify that the insurer must give at least ten
(10) days prior written notice to Foothill before canceling its policy for any reason. Borrower shall deliver to Foothill certified copies of such policies of insurance and evidence of the payment of all premiums therefor. All proceeds payable to Foothill under any such policy shall be payable to Foothill to be applied, in accordance with Section 2.4 hereof, on account of the Obligations as a mandatory prepayment as if Borrower had made a Permitted Asset Disposition of the subject property or asset.

               6.13       Financial Covenants.  Borrower shall maintain:

                    (a) Current Ratio. A ratio of Consolidated Current Assets divided by Consolidated Current Liabilities of at least (i) seventy-one one-hundredths to one (.71:1.0) during fiscal year 1994, (ii) seventy-four one-hundredths to one (.74:1.0) during fiscal year 1995, and (iii) seventy-seven one-hundredths to one (.77:1.0) during fiscal year 1996, in each case, measured on a fiscal quarter-end basis;

                    (b) Adjusted Tangible Net Worth. Adjusted Tangible Net Worth of at least (i) negative Twenty Million Dollars (< $21,000,000 >) during fiscal year 1994, (ii) negative Fifteen Million Dollars (< $15,000,000 >) during fiscal year 1995, and (iii) negative Ten Million Dollars (< $10,000, 000 >) during fiscal year 1996, in each case, measured on a fiscal quarter-end basis; and

                    (c)   Working Capital.  Working Capital of not less than
(i) negative Nine Million Two Hundred Fifty Thousand Dollars (< $9,250,000 >) during fiscal year 1994, (ii) negative Seven Million Five Hundred Thousand Dollars (< $7,500,000 >) during fiscal year 1995, and (iii) negative Six Million Five Hundred Thousand Dollars (< $6,500,000 >) during fiscal year 1996, in each case, measured on a fiscal quarter-end basis.

               6.14 No Setoffs or Counterclaims. All payments hereunder and under the other Loan Documents made by or on behalf of Borrower shall be made without setoff or counterclaim and free and clear of, and without deduction or withholding for or on account of, any federal, state, or local taxes.

               6.15 Location of Inventory and Equipment. Borrower shall keep the Inventory and Equipment only at the locations identified on Schedule 6.15; provided, however, that the foregoing shall not apply to Mobile Goods; provided further, however, that Borrower may amend Schedule 6.15 so long as such amendment occurs by written notice to Foothill not less than thirty (30) days prior to the date on which the Inventory or Equipment is moved to such new location, so long as such new location is within the continental United States, and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interests in such assets and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill.

               6.16 Compliance with Laws. Borrower shall comply with the requirements of all applicable laws, rules, regulations, and orders of any governmental authority, including the Fair Labor Standards Act and the Americans With Disabilities Act, other than laws, rules, regulations, and orders the non-compliance with which, individually or in the aggregate, would not have and could not reasonably be expected to have a material adverse effect on the business, operations, condition (financial or otherwise), finances, or prospects of Borrower or on the value of the Collateral to Foothill.

               6.17               Employee Benefits.

               (a) Borrower shall deliver to Foothill a written statement by the chief financial officer or vice president-finance of Borrower specifying the nature of any of the following events and the actions which Borrower proposes to take with respect thereto promptly, and in any event within ten (10) days of becoming aware of any of them, and when known, any action taken or threatened by the Internal Revenue Service, PBGC, Department of Labor, or other party with respect thereto: (i) an ERISA Event with respect to any Plan; (ii) the incurrence of an obligation to pay additional premium to the PBGC under Section 4006(a)(3)(E) of ERISA with respect to any Plan; and (iii) any lien on the assets of Borrower arising in connection with any Plan.

               (b) Borrower shall also promptly furnish to Foothill copies prepared or received by Borrower or an ERISA Affiliate of: (i) at the request of Foothill, each annual report (Internal Revenue Service Form 5500 series) and all accompanying schedules, actuarial reports, financial information concerning the financial status of each Plan, and schedules showing the amounts contributed to each Plan by or on behalf of Borrower or its ERISA Affiliates for the most recent three (3) plan years; (ii) all notices of intent to terminate or to have a trustee appointed to administer any Plan; (iii) all written demands by the PBGC under Subtitle D of Title IV of ERISA; (iv) all notices required to be sent to employees or to the PBGC under Section 302 of ERISA or Section 412 of the IRC; (v) all written notices received with respect to a Multiemployer Plan concerning (x) the imposition or amount of withdrawal liability pursuant to Section 4202 of ERISA, (y) a termination described in
Section 4041A of ERISA, or (z) a reorganization or insolvency described in Subtitle E of Title IV of ERISA; (vi) the adoption of any new Plan that is subject to Title IV of ERISA or Section 412 of the IRC by Borrower or any ERISA Affiliate; (vii) the adoption of any amendment to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC, if such amendment results in a material increase in benefits or Unfunded Benefit Liability; or (viii) the commencement of contributions by Borrower or any ERISA Affiliate to any Plan that is subject to Title IV of ERISA or Section 412 of the IRC.

    7.         NEGATIVE COVENANTS.

               Borrower covenants and agrees that, so long as any credit hereunder shall be available and until payment in full of the Obligations, Borrower will not do any of the following without Foothill's prior written consent:

               7.1 Indebtedness. Create, incur, assume, permit, guarantee, or otherwise become or remain, directly or indirectly, liable with respect to any Indebtedness, except:

                    (a) Indebtedness evidenced by this Agreement, Term Note A, and Term Note B;

                    (b) Indebtedness set forth in the latest financial statements of Borrower submitted to Foothill on or prior to the Closing Date;

                    (c)   Indebtedness secured by Permitted Liens;

                    (d) Indebtedness of one of the Debtors owing to another of the Debtors;

                    (e)   the Existing Subordinated Debt; and

                    (f) refinancings, renewals, or extensions of Indebtedness permitted under clauses (b), (c), (e), and (f) of this Section
7.1 (and continuance or renewal of any Permitted Liens associated therewith) so long as: (i) the terms and conditions of such refinancings, renewals, or extensions do not materially impair the prospects of repayment of the Obligations by Borrower, (ii) the net cash proceeds of such refinancings, renewals, or extensions do not result in an increase in the aggregate principal amount of the Indebtedness so refinanced, renewed, or extended, (iii) such refinancings, renewals, refundings, or extensions do not result in a shortening of the average weighted maturity of the Indebtedness so refinanced, renewed, or extended, and (iv) to the extent that Indebtedness that is refinanced was subordinated in right of payment to the Obligations, then the subordination terms and conditions of the refinancing Indebtedness must be at least as favorable to Foothill as those applicable to the refinanced Indebtedness.

               7.2 Liens. Create, incur, assume, or permit to exist, directly or indirectly, any lien on or with respect to any of its property or assets, of any kind, whether now owned or hereafter acquired, or any income or profits therefrom, except for Permitted Liens (including liens that are replacements of Permitted Liens to the extent that the original Indebtedness is refinanced under Section 7.1(f) and so long as the replacement liens secure only those assets or property that secured the original Indebtedness).

               7.3 Restrictions on Fundamental Changes. Except for Permitted Asset Dispositions, and except, with the consent of Foothill which shall not be unreasonably withheld, for transactions between Debtors, enter into any acquisition, merger, consolidation, reorganization, or recapitalization, or reclassify its capital stock, or liquidate, wind up, or dissolve itself (or suffer any liquidation or dissolution), or convey, sell, assign, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, all or any substantial part of its business, property, or assets, whether now owned or hereafter acquired, or acquire by purchase or otherwise all or substantially all the assets, stock, or other evidence of beneficial ownership of any Person.

               7.4        Extraordinary Transactions and Disposal of Assets.
Except for Permitted Asset Dispositions, and except, with the consent of Foothill which shall not be unreasonably withheld, for transactions between Debtors, enter into any transaction not in the ordinary and usual course of Borrower's business, including the sale, lease, or other disposition of, moving, relocation, or transfer, whether by sale or otherwise, of any of Borrower's assets, including any Asset Disposition.

               7.5 Change Name. Change any Debtor's name, FEIN, business structure, or identity, or add any new fictitious name; provided, however, that Borrower may change one or more Debtor's names so long as such change only occurs after written notice to Foothill not less than thirty (30) days prior to the date on which the name change is to be effective and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interest in the Collateral of such Debtor.

               7.6 Guarantee. Guarantee or otherwise become in any way liable with respect to the obligations of any third Person except by endorsement of instruments or items of payment for deposit to the account of Borrower or which are transmitted or turned over to Foothill; provided, however, that one Debtor may guaranty the obligations of another Debtor so long as the obligation to be guarantied was permitted to be incurred under the terms of this Agreement.

               7.7 Restructure. Make any change in Borrower's financial structure, the principal nature of any Debtor's business operations, or the date of Borrower's fiscal year.

               7.8 Prepayments. Prepay any Indebtedness owing to any third Person.

               7.9 Change of Control. Cause, permit, or suffer, directly or indirectly, any Change of Control.

               7.10 Capital Expenditures. Make any capital expenditure for property, plant, or equipment, or any commitment therefor, in excess of Two Hundred Thousand Dollars ($200,000) for any individual transaction or where the aggregate amount of such capital expenditures, made or committed for in any fiscal year, is in excess of One Million Five Hundred Thousand Dollars ($1,500,000).

               7.11 Consignments. Consign any Inventory, sell any Inventory on bill and hold, sale or return, sale on approval, or other conditional terms of sale.

               7.12 Distributions. Make any distribution or declare or pay any dividends (in cash or in stock) on, or purchase, acquire, redeem, or retire any of Borrower's capital stock, of any class, whether now or hereafter outstanding; provided, however, that the foregoing shall not prevent wholly-owned Subsidiaries of Westwood One from declaring and paying dividends to their immediate parent corporations.

               7.13 Accounting Methods. Modify or change its method of accounting (other than as may be required to conform to GAAP or rules or regulations of the Securities and Exchange Commission) or enter into, modify, or terminate any agreement currently existing, or at any time hereafter entered into with any third party accounting firm or service bureau for the preparation or storage of Borrower's accounting records without said accounting firm or service bureau agreeing to provide Foothill information regarding the Collateral or Borrower's financial condition. Borrower waives the right to assert a confidential relationship, if any, it may have with any accounting firm or service bureau in connection with any information requested by Foothill pursuant to or in accordance with this Agreement, and agrees that Foothill may contact directly any such accounting firm or service bureau in order to obtain such information.

               7.14 Investments. Directly or indirectly make or acquire any beneficial interest in (including stock, partnership interest, or other securities of), or make any loan, advance, or capital contribution to, any Person; provided, however that the foregoing shall not prohibit loans or advances to employees of Borrower for travel, moving expenses, or other ordinary and necessary business related purposes in an amount not to exceed $20,000 per employee up to a maximum amount, in the aggregate, of $100,000 at any one time outstanding; provided further, however that the foregoing shall not prohibit loans or advances to employees of Borrower to purchase common stock of Borrower.

               7.15 Transactions with Affiliates. Directly or indirectly enter into or permit to exist any material transaction with any Affiliate of Borrower except for transactions that are in the ordinary course of Borrower's business, upon fair and reasonable terms, that are fully disclosed to Foothill, and that are no less favorable to Borrower than would be obtained in arm's length transaction with a non-Affiliate.

               7.16 Suspension. Suspend or go out of a substantial portion of its business.

               7.17 Compensation. Increase the annual fee or per-meeting fees paid to directors during any year by more than fifteen percent (15%) over the prior year; pay or accrue total cash compensation, during any year, to officers and senior management employees in an aggregate amount in excess of one hundred fifteen percent (115%) of that paid or accrued in the prior year; provided, however, that there shall be excluded, for all purposes, from the foregoing limitation, the amounts paid by Borrower pursuant to employment contracts with those officers of Borrower who, as of the Closing Date, had entered into such employment contracts with Borrower; provided further, however, that there also shall be excluded, for all purposes, from the foregoing limitation, the amounts paid by Borrower to the members of senior management of Borrower pursuant to the proposed senior management bonus plan.

               7.18 Use of Proceeds. Use the proceeds of the advances made hereunder for any purpose other than: (a) on the Closing Date, to repay in full the outstanding principal, accrued interest, and accrued fees and expenses owing to the Old Lender; (b) to pay transactional fees, costs, and expenses incurred in connection with this Agreement; and ,(c) thereafter, consistent with the terms and conditions hereof, for its lawful and permitted corporate purposes.

               7.19        Change in Location of Chief Executive Office;
Inventory and Equipment with Bailees. Each Debtor covenants and agrees that it will not, without thirty (30) days prior written notification to Foothill, relocate its chief executive office to a new location and so long as, at the time of such written notification, Borrower provides any financing statements or fixture filings necessary to perfect and continue perfected Foothill's security interest and also provides to Foothill a landlord's waiver in form and substance satisfactory to Foothill. The Inventory and Equipment shall not at any time now or hereafter be stored with a bailee, warehouseman, or similar party except with Foothill's prior written consent.

               7.20        Amendments or Waivers of Certain Documents.
Borrower shall not, and shall not permit any of its Subsidiaries to, agree to any amendment to, or waive any of its rights with respect to, (a) the terms and provisions regarding interest rates, principal or interest payment amounts, total principal amounts, subordination provisions, events of default, or similar terms and provisions (including applicable definitions) of the Existing Subordinated Debt, and refinancings or refundings thereof, provided, however, Borrower may agree to an amendment of the Existing Subordinated Debt, and the related indentures or agreements, that extends the maturity date of such Debt, and (b) any of the material terms of any Material Contract.

               7.21 Subordinated Debt. Borrower shall not, and shall not cause or permit any of its Subsidiaries to:

                    (a) pay, prepay, or set aside funds for the payment or prepayment of the principal of the Existing Subordinated Debt, other than in connection with a permitted refinancing thereof; provided, however, that the foregoing shall not prevent the payment for fractional shares in connection with a conversion of all or a portion of the Existing Subordinated Debt into common stock of Westwood One;

                    (b) pay any amount with respect to any Existing Subordinated Debt in violation of the terms of the subordination provisions thereof; and

                    (c) redeem, repurchase, or otherwise retire for value the Existing Subordinated Debt, other than in connection with a permitted refinancing thereof; provided, however, that the foregoing shall not prevent the payment for fractional shares in connection with a conversion of all or a portion of the Existing Subordinated Debt into common stock of Westwood One;

               7.22 New Subsidiaries. Create any new Subsidiaries without first obtaining the written consent of Foothill.

         8.     EVENTS OF DEFAULT.

               Any one or more of the following events shall constitute an event of default (each, an "Event of Default") under this Agreement:

               8.1 If Borrower fails to pay when due and payable or when declared due and payable, any portion of the Obligations (whether of principal, interest (including any interest which, but for the provisions of the Bankruptcy Code, would have accrued on such amounts), fees and charges due Foothill, reimbursement of Foothill Expenses, or other amounts constituting Obligations);

               8.2 If Borrower (or any Debtor) fails or neglects to perform, keep, or observe any term, provision, condition, covenant, or agreement contained in this Agreement, in any of the Loan Documents, or in any other present or future agreement between Borrower and Foothill;

               8.3 If there is a material impairment of the prospect of repayment of any portion of the Obligations owing to Foothill or a material impairment of the value or priority of Foothill's security interests in the Collateral;

               8.4 If any material portion of Borrower's assets (taken as a whole) is attached, seized, subjected to a writ or distress warrant, or is levied upon, or comes into the possession of any third Person;

               8.5        If an Insolvency Proceeding is commenced by Borrower;

               8.6 If an Insolvency Proceeding is commenced against Borrower and any of the following events occur: (a) Borrower consents to the institution of the Insolvency Proceeding against it; (b) the petition commencing the Insolvency Proceeding is not timely controverted; (c) the petition commencing the Insolvency Proceeding is not dismissed within forty-five (45) calendar days of the date of the filing thereof; provided, however, that, during the pendency of such period, Foothill shall be relieved of its obligation to extend additional credit to Borrower; (d) an interim trustee is appointed to take possession of all or a substantial portion of the properties or assets of, or to operate all or any substantial portion of the business of, Borrower; or (e) an order for relief shall have been issued or entered therein;

               8.7 If Borrower is enjoined, restrained, or in any way prevented by court order from continuing to conduct all or any material part of its business affairs;

               8.8 If a notice of lien, levy, or assessment is filed of record with respect to any of Borrower's properties or assets by the United States Government, or any department, agency, or instrumentality thereof, or by any state, county, municipal, or governmental agency, or if any taxes or debts owing at any time hereafter to any one or more of such entities becomes a lien, whether choate or otherwise, upon any of Borrower's properties or assets and the same is not paid on the payment date thereof;

               8.9 If a judgment or other claim becomes a lien or encumbrance upon any material portion of Borrower's properties or assets (taken as a whole);

               8.10 If there is a default in any material agreement to which Borrower is a party with one or more third Persons resulting in a right by such third Persons, irrespective of whether exercised, to accelerate the maturity of Borrower's obligations thereunder;

               8.11 If Borrower makes any payment on account of Indebtedness that has been contractually subordinated in right of payment to the payment of the Obligations, except to the extent such payment is permitted by the terms of the subordination provisions applicable to such Indebtedness; provided, however, that the foregoing shall not prevent the payment for fractional shares in connection with a conversion of all or a portion of the Existing Subordinated Debt into common stock of Westwood One;

               8.12 If any misstatement or misrepresentation exists now or hereafter in any warranty, representation, statement, or report made to Foothill by Borrower or any officer, employee, agent, or director of Borrower, or if any such warranty or representation is withdrawn; or

               8.13 (a) With respect to any Plan, the occurrence of any of the following which could reasonably be expected to have a material adverse effect on the financial condition of Borrower: (i) the violation of any of the provisions of ERISA; (ii) the loss by a Plan intended to be a Qualified Plan of its qualification under Section 401(a) of the IRC; (iii) the incurrence of liability under Title IV of ERISA; (iv) a failure to make full payment when due of all amounts which, under the provisions of any Plan or applicable law, Borrower or any ERISA Affiliate is required to make; (v) the filing of a notice of intent to terminate a Plan under Sections 4041 or 4041A of ERISA; (vi) a complete or partial withdrawal of Borrower or an ERISA Affiliate from any Plan;
(vii) the receipt of a notice by the plan administrator of a Plan that the PBGC has instituted proceedings to terminate such Plan or appoint a trustee to administer such Plan; (viii) a commencement or increase of contributions to, or the adoption of or the amendment of, a Plan; and (ix) the assessment against Borrower or any ERISA Affiliate of a tax under Section 4980B of the IRC.

               8.14 The Unfunded Benefit Liability of all of the Plans of Borrower and its ERISA Affiliates shall, in the aggregate, exceed $50,000.

         9.      FOOTHILL'S RIGHTS AND REMEDIES.

               9.1 Rights and Remedies. Upon the occurrence and during the continuation of an Event of Default Foothill may, at its election, without notice of its election and without demand, do any one or more of the following, all of which are authorized by Borrower:

                    (a) Declare all Obligations, whether evidenced by this Agreement, by any of the other Loan Documents, or otherwise, immediately due and payable;

                    (b) Cease advancing money or extending credit to or for the benefit of Borrower under this Agreement, under any of the Loan Documents, or under any other agreement between Borrower and Foothill;

                    (c) Terminate this Agreement and any of the other Loan Documents as to any future liability or obligation of Foothill, but without affecting Foothill's rights and security interest in the Collateral and without affecting the Obligations;

                    (d) Settle or adjust disputes and claims directly with Account Debtors for amounts and upon terms which Foothill considers advisable, and in such cases, Foothill will credit Borrower's loan account with only the net amounts received by Foothill in payment of such disputed Accounts after deducting all Foothill Expenses incurred or expended in connection therewith;

                    (e) Cause Borrower to hold all returned Inventory in trust for Foothill, segregate all returned Inventory from all other property of Borrower or in Borrower's possession and conspicuously label said returned Inventory as the property of Foothill;

                    (f) Without notice to or demand upon Borrower or any guarantor, make such payments and do such acts as Foothill considers necessary or reasonable to protect its security interest in the Collateral. Borrower agrees to assemble the Collateral if Foothill so requires, and to make the Collateral available to Foothill as Foothill may designate. Borrower authorizes Foothill to enter the premises where the Collateral is located, to take and maintain possession of the Collateral, or any part of it, and to pay, purchase, contest, or compromise any encumbrance, charge, or lien that in Foothill's determination appears to be prior or superior to its security interest and to pay all expenses incurred in connection therewith. With respect to any of Borrower's owned premises, Borrower hereby grants Foothill a license to enter into possession of such premises and to occupy the same, without charge, for up to one hundred twenty (120) days in order to exercise any of Foothill's rights or remedies provided herein, at law, in equity, or otherwise;

                    (g) Without notice to Borrower (such notice being expressly waived), and without constituting a retention of any collateral in satisfaction of an obligation (within the meaning of Section 9505 of the Code), set off and apply to the Obligations any and all (i) balances and deposits of Borrower held by Foothill (including any amounts received in the Lock Boxes), or (ii) indebtedness at any time owing to or for the credit or the account of Borrower held by Foothill;

                    (h) Hold, as cash collateral, any and all balances and deposits of Borrower held by Foothill, and any amounts received in the Lock Boxes, to secure the full and final repayment of the Obligations;

                    (i) Ship, reclaim, recover, store, finish, maintain, repair, prepare for sale, advertise for sale, and sell (in the manner provided for herein) the Collateral. Foothill is hereby granted a license or other right to use, without charge, Borrower's labels, patents, copyrights, rights of use of any name, trade secrets, trade names, trademarks, service marks, and advertising matter, or any property of a similar nature, as it pertains to the Collateral, in completing production of, advertising for sale, and selling any Collateral and Borrower's rights under all licenses and all franchise agreements shall inure to Foothill's benefit;

                    (j) Sell the Collateral at either a public or private sale, or both, by way of one or more contracts or transactions, for cash or on terms, in such manner and at such places (including Borrower's premises) as Foothill determines is commercially reasonable. It is not necessary that the Collateral be present at any such sale;

                    (k) Foothill shall give notice of the disposition of the Collateral as follows:

                              (1)          Foothill shall give Borrower and
each holder of a security interest in the Collateral who has filed with Foothill a written request for notice, a notice in writing of the time and place of public sale, or, if the sale is a private sale or some other disposition other than a public sale is to be made of the Collateral, then the time on or after which the private sale or other disposition is to be made;

                              (2)          The notice shall be personally
delivered or mailed, postage prepaid, to Borrower as provided in Section 12, at least five (5) days before the date fixed for the sale, or at least five (5) days before the date on or after which the private sale or other disposition is to be made; no notice needs to be given prior to the disposition of any portion of the Collateral that is perishable or threatens to decline speedily in value or that is of a type customarily sold on a recognized market. Notice to Persons other than Borrower claiming an interest in the Collateral shall be sent to such addresses as they have furnished to Foothill;

                              (3)          If the sale is to be a public sale,
Foothill also shall give notice of the time and place by publishing a notice one time at least five (5) days before the date of the sale in a newspaper of general circulation in the county in which the sale is to be held;

                    (l) Foothill may credit bid and purchase at any public sale; and

                    (m) Any deficiency that exists after disposition of the Collateral as provided above will be paid immediately by Borrower. Any excess will be returned, without interest and subject to the rights of third Persons, by Foothill to Borrower.

               9.2 Remedies Cumulative. Foothill's rights and remedies under this Agreement, the Loan Documents, and all other agreements shall be cumulative. Foothill shall have all other rights and remedies not inconsistent herewith as provided under the

Code, by law, or in equity. No exercise by Foothill of one right or remedy shall be deemed an election, and no waiver by Foothill of any Event of Default shall be deemed a continuing waiver. No delay by Foothill shall constitute a waiver, election, or acquiescence by it.

         10.     TAXES AND EXPENSES REGARDING THE COLLATERAL.

        If Borrower fails to pay any monies (whether taxes, rents, assessments, insurance premiums, or otherwise) due to third Persons, or fails to make any deposits or furnish any required proof of payment or deposit, all as required under the terms of this Agreement, then, to the extent that Foothill determines that such failure by Borrower could have a material adverse effect on Foothill's interests in the Collateral, in its discretion and without prior notice to Borrower, Foothill may do any or all of the following: (a) make payment of the same or any part thereof; (b) set up such reserves in Borrower's loan account as Foothill deems necessary to protect Foothill from the exposure created by such failure; or (c) obtain and maintain insurance policies of the type described in Section 6.12, and take any action with respect to such policies as Foothill deems prudent. Any amounts paid or deposited by Foothill shall constitute Foothill Expenses. Any payments made by Foothill shall not constitute an agreement by Foothill to make similar payments in the future or a waiver by Foothill of any Event of Default under this Agreement. Foothill need not inquire as to, or contest the validity of, any such expense, tax, security interest, encumbrance, or lien and the receipt of the usual official notice for the payment thereof shall be conclusive evidence that the same was validly due and owing.

         11.     WAIVERS; INDEMNIFICATION.

               11.1 Demand; Protest; etc. Borrower waives demand, protest, notice of protest, notice of default or dishonor, notice of payment and nonpayment, notice of any default, nonpayment at maturity, release, compromise, settlement, extension, or renewal of accounts, documents, instruments, chattel paper, and guarantees at any time held by Foothill on which Borrower may in any way be liable.

               11.2 Foothill's Liability for Inventory or Equipment. So long as Foothill complies with its obligations, if any, under Section 9207 of the Code, Foothill shall not in any way or manner be liable or responsible for:
(a) the safekeeping of the Inventory or Equipment; (b) any loss or damage thereto occurring or arising in any manner or fashion from any cause; (c) any diminution in the value thereof; or (d) any act or default of any carrier, warehouseman, bailee, forwarding agency, or other Person. All risk of loss, damage, or destruction of the Inventory or Equipment shall be borne by Borrower.

               11.3 Indemnification. Borrower agrees to defend, indemnify, and hold Foothill and its officers, employees, and agents harmless against: (a) all obligations, demands, claims, and liabilities claimed or asserted by any other Person arising out of or relating to the transactions contemplated by this Agreement or any other Loan Document, and (b) all losses (including attorneys fees and disbursements) in any way suffered, incurred, or paid by Foothill as a result of or in any way arising out of, following, or consequential to the transactions contemplated by this Agreement or any other Loan Document; provided, however, that Borrower shall not be obligated to defend, indemnify, or hold Foothill and its officers, employees, and agents harmless against obligations, demands, claims, and liabilities or losses that are the proximate result of the gross negligence or wilful misconduct of any such indemnitee. This provision shall survive the termination of this Agreement.

               11.4 Suretyship Waivers and Consents. Each Debtor acknowledges that the obligations of such Debtor undertaken herein might be construed to consist, at least in part, of the guaranty of obligations of Persons or entities other than such Debtor (including the other Debtors party hereto) and, in full recognition of that fact, each Debtor consents and agrees that Foothill may, at any time and from time to time, without notice or demand, whether before or after any actual or purported termination, repudiation or revocation of this Agreement by any one or more Debtors, and without affecting the enforceability or continuing effectiveness hereof as to each Debtor: (a) supplement, restate, modify, amend, increase, decrease, extend, renew, accelerate or otherwise change the time for payment or the terms of the Obligations or any part thereof, including any increase or decrease of the rate(s) of interest thereon; (b) supplement, restate, modify, amend, increase, decrease or waive, or enter into or give any agreement, approval or consent with respect to, the Obligations or any part thereof, or any of the Loan Documents or any additional security or guarantees, or any condition, covenant, default, remedy, right, representation or term thereof or thereunder; (c) accept new or additional instruments, documents or agreements in exchange for or relative to any of the Loan Documents or the Obligations or any part thereof; (d) accept partial payments on the Obligations; (e) receive and hold additional security or guarantees for the Obligations or any part thereof; (f) release, reconvey, terminate, waive, abandon, fail to perfect, subordinate, exchange, substitute, transfer or enforce any security or guarantees, and apply any security and direct the order or manner of sale thereof as Foothill in its sole and absolute discretion may determine; (g) release any Person from any personal liability with respect to the Obligations or any part thereof; (h) settle, release on terms satisfactory to Foothill or by operation of applicable laws or otherwise liquidate or enforce any Obligations and any security therefor or guaranty thereof in any manner, consent to the transfer of any security and bid and purchase at any sale; or (i) consent to the merger, change or any other restructuring or termination of the corporate or partnership existence of any Debtor or any other Person, and correspondingly restructure the Obligations, and any such merger, change, restructuring or termination shall not affect the liability of any Debtor or the continuing effectiveness hereof, or the enforceability hereof with respect to all or any part of the Obligations.

               Upon the occurrence and during the continuance of any Event of Default, Foothill may enforce this Agreement independently as to each Debtor and independently of any other remedy or security Foothill at any time may have or hold in connection with the Obligations, and it shall not be necessary for Foothill to marshal assets in favor of any Debtor or any other Person or to proceed upon or against or exhaust any security or remedy before proceeding to enforce this Agreement. Each Debtor expressly waives any right to require Foothill to marshal assets in favor of any Debtor or any other Person or to proceed against any other Debtor or any collateral provided by any Person, and agrees that Foothill may proceed against Debtors or any collateral in such order as it shall determine in its sole and absolute discretion.

               Foothill may file a separate action or actions against any Debtor, whether action is brought or prosecuted with respect to any security or against any other Person, or whether any other Person is joined in any such action or actions. Each Debtor agrees that Foothill and any Debtor and any Affiliate of any Debtor may deal with each other in connection with the Obligations or otherwise, or alter any contracts or agreements now or hereafter existing between any of them, in any manner whatsoever, all without in any way altering or affecting the continuing efficacy of this Agreement. Each Debtor expressly waives the benefit of any statute of limitations affecting its liability hereunder or the enforcement of the Obligations or any rights of Foothill created or granted herein.

               Foothill's rights hereunder shall be reinstated and revived, and the enforceability of this Agreement shall continue, with respect to any amount at any time paid on account of the Obligations which thereafter shall be required to be restored or returned by Foothill, all as though such amount had not been paid. The rights of Foothill created or granted herein and the enforceability of this Agreement at all times shall remain effective to cover the full amount of all the Obligations even though the Obligations, including any part thereof or any other security or guaranty therefor, may be or hereafter may become invalid or otherwise unenforceable as against any Debtor and whether or not any other Debtor shall have any personal liability with respect thereto.

               To the maximum extent permitted by applicable law, each Debtor expressly waives any and all defenses now or hereafter arising or asserted by reason of (a) any disability or other defense of any other Debtor with respect to the Obligations, (b) the unenforceability or invalidity of any security or guaranty for the Obligations or the lack of perfection or continuing perfection or failure of priority of any security for the Obligations, (c) the cessation for any cause whatsoever of the liability of any other Debtor (other than by reason of the full payment and performance of all Obligations), (d) any failure of

Foothill to marshal assets in favor of any Debtor or any other Person, (e) any failure of Foothill to give notice of sale or other disposition of collateral to any Debtor or any other Person or any defect in any notice that may be given in connection with any sale or disposition of collateral, (f) any failure of Foothill to comply with applicable law in connection with the sale or other disposition of any collateral or other security for any Obligation, including any failure of Foothill to conduct a commercially reasonable sale or other disposition of any collateral or other security for any Obligation, (g) any act or omission of Foothill or others that directly or indirectly results in or aids the discharge or release of any of any Debtor or the Obligations or any security or guaranty therefor by operation of law or otherwise, (h) any law which provides that the obligation of a surety or guarantor must neither be larger in amount nor in other respects more burdensome than that of the principal or which reduces a surety's or guarantor's obligation in proportion to the principal obligation, (i) any failure of Foothill to file or enforce a claim in any bankruptcy or other proceeding with respect to any Person, (j) the election by Foothill of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code, (k) any extension of credit or the grant of any lien under Section 364 of the Bankruptcy Code, (l) any use of cash collateral under Section 363 of the Bankruptcy Code, (m) any agreement or stipulation with respect to the provision of adequate protection in any bankruptcy proceeding of any Person, (n) the avoidance of any lien in favor of Foothill for any reason, or (o) any action taken by Foothill that is authorized by this section or any other provision of any Loan Document. Until such time, if any, as all of the Obligations have been paid and performed in full and no portion of any commitment of Foothill to Borrower under any Loan Document remains in effect, no Debtor shall have any right of subrogation, contribution, reimbursement or indemnity, and each Debtor expressly waives any right to enforce any remedy that Foothill now has or hereafter may have against any other Person and waives the benefit of, or any right to participate in, any collateral now or hereafter held by Foothill. Each Debtor expressly waives all setoffs and counterclaims and all presentments, demands for payment or performance, notices of nonpayment or nonperformance, protests, notices of protest, notices of dishonor and all other notices or demands of any kind or nature whatsoever with respect to the Obligations, and all notices of acceptance of this Agreement or of the existence, creation or incurring of new or additional Obligations.

     In the event that all or any part of the Obligations at any time are secured by any one or more deeds of trust or mortgages or other instruments creating or granting liens on any interests in real property, each Debtor authorizes Foothill, upon the occurrence of and during the continuance of any Event of Default, at its sole option, without notice or demand and without affecting the obligations of any Debtor, the enforceability of this Agreement, or the validity or enforceability of any liens of, or for the benefit of, Foothill on any collateral, to foreclose any or all of such deeds of trust or mortgages or other instruments by judicial or nonjudicial sale.

               To the fullest extent permitted by applicable law, each Debtor expressly waives any defenses to the enforcement of this Agreement or any rights of Foothill created or granted hereby or to the recovery by Foothill against any Debtor or any other Person liable therefor of any deficiency after a judicial or nonjudicial foreclosure or sale, even though such a foreclosure or sale may impair the subrogation rights of Debtors and may preclude Debtors from obtaining reimbursement or contribution from other Debtors. Each Debtor expressly waives any defenses or benefits that may be derived from California Code of Civil Procedure Sections 580a, 580b, 580d or 726, or comparable provisions of the laws of any other jurisdiction, and all other suretyship defenses it otherwise might or would have under California law or other applicable law. Each Debtor expressly waives any right to receive notice of any judicial or nonjudicial foreclosure or sale of any real property or interest therein of another Debtor that is subject to any such deeds of trust or mortgages or other instruments and any Debtor's failure to receive any such notice shall not impair or affect such Debtor's obligations or the enforceabil-ity of this Agreement or any rights of Foothill created or granted hereby.

               Debtors and each of them warrant and agree that each of the waivers and consents set forth herein are made after consultation with legal counsel and with full knowledge of their significance and consequences, with the understanding that events giving rise to any defense or right waived may diminish, destroy or otherwise adversely affect rights which Debtors otherwise may have against other Debtors, Foothill or others, or against Collateral, and that, under the circumstances, the waivers and consents herein given are reasonable and not contrary to public policy or law. If any of the waivers or consents herein are determined to be contrary to any applicable law or public policy, such waivers and consents shall be effective to the maximum extent permitted by law.

         12.      NOTICES.

               Unless otherwise provided in this Agreement, all notices or demands by any party relating to this Agreement or any other Loan Document entered into in connection therewith shall be in writing and (except for financial statements and other informational documents which may be sent by first-class mail, postage prepaid) shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by prepaid telex, TWX, telefacsimile, or telegram (with messenger delivery specified) to Borrower or to Foothill, as the case may be, at its address set forth below:

         IF TO ANY DEBTOR:           WESTWOOD ONE, INC.

                                 8966 Washington Boulevard
                                 Culver City, California 90323
                                 Attn: Gary Yusko

     with copies to:             BRYAN CAVE
                                 120 Broadway
                                 Santa Monica, California 90401
                                 Attn: Catherine F. Ratcliffe, Esq.

     If to Foothill:             FOOTHILL CAPITAL CORPORATION
                                 11111 Santa Monica Boulevard
                                 Suite 1500
                                 Los Angeles, California 90025-3333
                                 Attn: Business Finance Division Manager

     with copies to:             BROBECK, PHLEGER & HARRISON
                                 550 South Hope Street
                                 Los Angeles, California 90071
                                 Attn: John Francis Hilson, Esq.

               The parties hereto may change the address at which they are to receive notices hereunder, by notice in writing in the foregoing manner given to the other. All notices or demands sent in accordance with this Section 12, OTHER than notices by Foothill in connection with Sections 9504 or 9505 of the Code, shall be deemed received on the earlier of the date of actual receipt or three (3) days after the deposit thereof in the mail. Borrower acknowledges and agrees that notices sent by Foothill in connection with Sections 9504 or 9505 of the Code shall be deemed sent when deposited in the mail or transmitted by telefacsimile or other similar method set forth above.

         13.      CHOICE OF LAW AND VENUE; JURY TRIAL WAIVER.

                THE VALIDITY OF THIS AGREEMENT, ITS CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT, AND THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA. THE PARTIES AGREE THAT ALL ACTIONS OR PROCEEDINGS ARISING IN CONNECTION WITH THIS AGREEMENT SHALL BE TRIED AND LITIGATED ONLY IN THE STATE AND FEDERAL COURTS LOCATED IN THE COUNTY OF LOS ANGELES, STATE OF CALIFORNIA OR, AT THE SOLE OPTION OF FOOTHILL, IN ANY OTHER COURT IN WHICH FOOTHILL SHALL INITIATE LEGAL OR EQUITABLE PROCEEDINGS AND WHICH HAS SUBJECT MATTER JURISDICTION OVER THE MATTER IN CONTROVERSY. EACH OF BORROWER AND FOOTHILL WAIVES, TO THE EXTENT PERMITTED UNDER APPLICABLE LAW, ANY RIGHT EACH MAY HAVE TO ASSERT THE DOCTRINE OF FORUM NON CONVENIENS OR TO OBJECT TO VENUE TO THE EXTENT ANY PROCEEDING IS BROUGHT IN ACCORDANCE WITH THIS SECTION 13. BORROWER AND FOOTHILL HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF ANY OF THE LOAN DOCUMENTS OR ANY OF THE TRANSACTIONS CONTEMPLATED THEREIN, INCLUDING CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW OR STATUTORY CLAIMS. BORROWER AND FOOTHILL REPRESENT THAT EACH HAS REVIEWED THIS WAIVER AND EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. IN THE EVENT OF LITIGATION, A COPY OF THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

         14.    DESTRUCTION OF BORROWER'S DOCUMENTS.

               All documents, schedules, invoices, agings, or other papers delivered to Foothill may be destroyed or otherwise disposed of by Foothill four (4) months after they are delivered to or received by Foothill, unless Borrower requests, in writing, the return of said documents, schedules, or other papers and makes arrangements, at Borrower's expense, for their return.

         15.      GENERAL PROVISIONS.

               15.1 Effectiveness. This Agreement shall be binding and deemed effective when executed by Borrower and Foothill.

               15.2 Successors and Assigns. This Agreement shall bind and inure to the benefit of the respective successors and assigns of each of the parties; provided, however, that Borrower may not assign this Agreement or any rights or duties hereunder without Foothill's prior written consent and any prohibited assignment shall be absolutely void. No consent to an assignment by Foothill shall release Borrower from its Obligations. Foothill may assign this Agreement and its rights and duties hereunder and no consent or approval by Borrower is required in connection with any such assignment. Foothill reserves the right to sell, assign, transfer, negotiate, or grant participations in all or any part of, or any interest in, Foothill's rights and benefits hereunder. In connection with any such assignment or participation, Foothill may disclose all documents and information which

Foothill now or hereafter may have relating to Borrower or Borrower's business. To the extent that Foothill assigns its rights and obligations hereunder to a third Person, Foothill shall thereafter be released from such assigned obligations to Borrower and such assignment shall effect a novation between Borrower and such third Person.

               15.3 Section Headings. Headings and numbers have been set forth herein for convenience only. Unless the contrary is compelled by the context, everything contained in each section applies equally to this entire Agreement.

               15.4 Interpretation. Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against Foothill or Borrower, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by all parties and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of all parties hereto.

               15.5 Severability of Provisions. Each provision of this Agreement shall be severable from every other provision of this Agreement for the purpose of determining the legal enforceability of any specific provision.

               15.6 Amendments in Writing. This Agreement cannot be changed or terminated orally. All prior agreements, understandings, representations, warranties, and negotiations, if any, are merged into this Agreement.

               15.7 Counterparts; Telefacsimile Execution. This Agreement may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of this Agreement by telefacsimile shall be equally as effective as delivery of a manually executed counterpart of this Agreement. Any party delivering an executed counterpart of this Agreement by telefacsimile also shall deliver a manually executed counterpart of this Agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this Agreement.

               15.8 Revival and Reinstatement of Obligations. If the incurrence or payment of the Obligations by Borrower or any guarantor of the Obligations or the transfer by either or both of such parties to Foothill of any property of either or both of such parties should for any reason subsequently be declared to be void or voidable under any state or federal law relating to creditors' rights, including provisions of the Bankruptcy Code relating to fraudulent conveyances, preferences, and other voidable or recoverable payments of money or transfers of property (collectively, a "Voidable Transfer"), and if Foothill is required to repay or restore, in whole or in part, any such Voidable Transfer, or elects to do so upon the reasonable advice of its counsel, then, as to any such Voidable Transfer, or the amount thereof that Foothill is required or elects to repay or restore, and as to all reasonable costs, expenses, and attorneys fees of Foothill related thereto, the liability of Borrower or such guarantor automatically shall be revived, reinstated, and restored and shall exist as though such Voidable Transfer had never been made.

               15.9 Integration. This Agreement, together with the other loan Documents, reflects the entire understanding of the parties with respect to the transactions contemplated hereby and shall not be contradicted or qualified by any other agreement, oral or written, whether before or after the date hereof.

          IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed at Los Angeles, California.




                                FOOTHILL CAPITAL CORPORATION,
                                a California corporation



                                By:     PAMELA S. FERRO
                                   --------------------------
                                        Pamela S. Ferro
                                Title:  Vice President




                                WESTWOOD ONE, INC.,
                                a Delaware corporation
                                WESTWOOD ONE RADIO, INC.,
                                a California corporation
                                MUTUAL BROADCASTING SYSTEM INC.,
                                a Delaware corporation
                                WESTWOOD NATIONAL RADIO
                                CORPORATION, INC.,
                                a Delaware corporation
                                NATIONAL RADIO NETWORK, INC.,
                                a Delaware corporation
                                THE SOURCE, INC.,
                                a Delaware corporation
                                TALKNET, INC.,
                                a Delaware corporation
                                KM RECORDS, INC.,
                                a California corporation
                                WESTWOOD ONE SATELLITE SYSTEMS, INC.,
                                a Delaware corporation

                                WESTWOOD ONE STATIONS GROUP, INC.,
                                a Delaware corporation
                                WESTWOOD ONE STATIONS-LA, INC.,
                                a Delaware corporation
                                WESTWOOD ONE STATIONS-NYC, INC.,
                                a Delaware corporation


                                By           BRUCE KANTER
                                   ---------------------------------
                                             Bruce Kanter
                                Title:   Executive Vice President
                                        and Chief Financial Officer